Exhibit 99.(c)(2)

To:	Special Committee, Board of Directors
TROY Group, Inc.

From:	Hans Schroeder
Business Equity Appraisal Reports, Inc.

Re:	TROY Group, Inc.

Date:	May 28, 2004

Attached is our report regarding the Fair Market Value of Troy Group, Inc.

This study was undertaken to establish the Fair Value of a 100.00% interest and an approximately 33.102% interest in the Company as of May 24, 2004, to assist the Board of Directors in establishing fair value in anticipation of the business “going private”, with the expectation that the business will continue to operate as an ongoing enterprise.

Based on our review of the information available to us, it is our opinion that as of May 24, 2004, the Fair Value of a 33.102% interest in the company was (rounded):

FAIR VALUE of 100% of the Equity	$32,340,000
Marketable, Controlling Interest Basis	$3.04	per share

FAIR VALUE of 33.102% of the Equity	$10,710,000
Marketable, Controlling Interest Basis

Thank you for the opportunity to work with you on this assignment. If you have any questions, please call.

Regards,

Business Equity Appraisal Reports, Inc.

VALUATION REPORT

for

TROY Group, Inc.

as of May 24, 2004

prepared by

Business Equity Appraisal Reports, Inc.

May 28, 2004

CONTENTS

1.	PURPOSE AND APPROACH

2.	CONDITIONS AND MAJOR ASSUMPTIONS

3.	OPINION OF VALUE

4.	COMPANY DESCRIPTION

5.	ADJUSTED EARNINGS

6.	ADJUSTED BALANCE SHEET

7.	HISTORICAL AND PROJECTED CASH FLOW

8.	RISK ASSESSMENT, COMPARATIVE ANALYSIS

9.	CAPITALIZATION RATES AND MULTIPLIERS

10.	COMPUTATION OF VALUE

11.	ADJUSTMENTS TO VALUE

12.	CASH FLOW COVERAGE

13.	CERTIFICATION

14.	SOURCES OF INFORMATION

15.	REVENUE RULING 59-60

16.	ECONOMIC CONDITIONS AND OUTLOOK

17.	QUALIFICATIONS

18.	CLOSELY HELD COMPANY SALES TRANSACTIONS

19.	SUMMARY OF PUBLIC COMPANY DATA

20.	ANALYSIS OF COMBINED MARKET DATA

1.     PURPOSE AND APPROACH

TROY Group, Inc. (the “Company”) is a manufacturer engaged in the design, manufacture and marketing of a full range of products in two primary product lines: Secure Payment Systems and Wireless and Connectivity Solutions.

This study was undertaken to establish the Fair Value of a 100.00% interest and an approximately 33.102% interest in the Company as of May 24, 2004, to assist the Board of Directors in establishing fair value in anticipation of the business “going private”, with the expectation that the business will continue to operate as an ongoing enterprise.

This report has been prepared at the request of TROY Group, Inc.

The ‘as-of’ date of this valuation, May 24, 2004, is almost six months after the date of the latest available financials, November 30, 2003. We have reviewed internal financial statements through February, 2004 and management’s projections for the year ending November 30, 2004, prepared in April, 2004.

Standard of Value

The standard of value applied in this case is Fair Value, which is similar to Fair Market Value. For this purpose, Fair Market Value is defined as:

“...the price at which the property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts.”

This definition is derived from IRS Revenue Ruling 59-60 and is nearly universally accepted as the basic standard by which virtually all IRS-related valuations and most other valuations are conducted.  It should be noted that the “willing buyer” and the “willing seller” are generally taken to be “typical” financial investors, with no external synergistic expectations or benefits. Also incorporated into the general definition of Fair Market Value is an assumption that the interest under consideration can be transferred, and the reported value is in terms of cash or cash equivalents.

Fair Value differs from Fair Market Value in that adjustments are not made for minority interest, and in some cases, for lack of marketability. In this case, no adjustments were made for minority or lack of marketability.

Approach

Value has been defined as “the present worth of future benefits”. Accordingly, we are concerned with the earnings and cash flow that are expected to be realized in the future, as those appear from the vantage point of the “as of” date of the valuation. We are also concerned with the risks facing the business, and their possible effect on those future benefits.

Historical earnings and financial condition are considered because they generally are indicative of the expected future income, although that is not always true. Adjustments are usually necessary to recast the historical financials so that they more fairly represent the likely pattern of future income and financial condition. In this case, adjustments have been made to eliminate non-recurring expenses and expenses that would not be incurred if the Company were privately held.

Our objective is to determine a value which would provide a fair and reasonable return on investment to an investor/owner, the “willing buyer” as well as the “willing seller”, in view of the facts available to us as of the effective date of the valuation.

Both internal and external factors which influence the value of the Company were reviewed, analyzed and interpreted. Internal factors include the Company’s financial condition, results of operations and the size and marketability of the interest being valued. External factors include, among other things, the status of the industry and the position of the Company relative to others in the industry.

In particular, we rely primarily on market transactions involving businesses similar to the Company, with special attention to the current and anticipated cash flow of the Company.

After the value has been determined, we usually perform a “Cash Flow Coverage” calculation, to see if a leveraged purchase of the business at that price could realistically be supported by the cash flow.

It should be noted that it is often difficult or impossible to find market transactions or public companies that are strictly comparable to the business under consideration. When this is true, we generally find market data that provides the best available evidence, and use that as a starting point for our analysis of market pricing patterns.

RR 59-60 advocates use of public companies that are the same as or similar to the subject company; where “similar” has been interpreted to allow wide latitude in guideline company selection. For example, in “Estate of Gallo v Commissioner”, there were no good public winemaker comparables, so experts on both sides used brewers, distillers, soft drink bottlers, and brand-name recognition consumer food packagers. The object is to find companies that have similar risk characteristics, similar modes of operation, similar financial structure, and similar size and profitability, to the greatest extent possible.

Conduct of the Engagement

This report was prepared by Business Equity Appraisal Reports, Inc., under the direction of Hans Schroeder.

2.     CONDITIONS AND MAJOR ASSUMPTIONS

Conditions

The historical financial information presented in this report is included solely to assist in the development of the value conclusion presented in this report, and it should not be used to obtain credit or for any other purpose. Because of the limited purpose of this presentation, it may be incomplete and contain departures from generally accepted accounting principles. We have not audited, reviewed, or compiled the historical accounting statements and express no assurance on them. The financial information presented in this report includes normalization adjustments made solely to assist in the development of the value conclusions presented in this report. Normalization adjustments are hypothetical in nature and are not intended to present restated historical results or forecasts of the future in accordance with AICPA guidelines.

Readers of this business valuation report should be aware that business valuations are based on future earnings potential that may or may not materialize. Any financial projections presented in this report are included solely to assist in the development of the value conclusion presented in this report. These presentations do not include all disclosures required by the guidelines established by the AICPA for the presentation of financial projections. The actual results may vary from the projections, and the variations may be material.

This report should not be used to obtain credit or for any purposes other than to assist in this valuation. This report is only to be used in its entirety, and for the purpose for which it was prepared. No third parties should rely on the information contained in this report without the advice of their attorney or accountant, and without confirming for themselves the information contained herein.

We have no present or contemplated financial interest in the Company. Our fees for this valuation are based upon our normal hourly billing rates, and in no way are contingent upon the results of our findings. We have no responsibility to update this report for events and circumstances occurring subsequent to the date of this report.

We do not purport to be a guarantor of value. Valuation of closely-held companies is an imprecise science, with value being a question of fact, and reasonable people can differ in their estimates of value. We have, however, used conceptually sound and commonly accepted methods and procedures of valuation in determining the estimate of value included in this report.

The valuation analyst, by reason of performing this valuation and preparing this report, is not to be required to give expert testimony nor to be in attendance in court or at any government hearing with reference to the matters contained herein, unless prior arrangements have been made with the analyst regarding such additional engagement.

Assumptions

The opinion of value given in this report is based on information provided in part by the management of the Company and other sources as listed in the following pages. This information is assumed to be accurate and complete; we have not audited or attempted to confirm this information for accuracy or completeness.

We have relied upon the representations contained in the public and other documents in our possession concerning the value and useful condition of all investments in securities or partnership interests, and any other assets or liabilities except as specifically stated to the contrary in this report. We have not attempted to confirm whether or not all assets of the business are free and clear of liens and encumbrances, or that the owner has good title to all the assets.

We have also assumed that the business will be operated prudently and that there are no unforeseen adverse changes in the economic conditions affecting the business, the market, or the industry. This report presumes that the management of the Company will maintain the character and integrity of the Company through any sale, reorganization or reduction of any owner’s/manager’s participation in the existing activities of the Company.

We have been informed by management that there are no environmental or toxic contamination problems, any significant lawsuits, or any other undisclosed contingent liabilities which may potentially affect the business, except as may be disclosed elsewhere in this report. We have assumed that no costs or expenses will be incurred in connection with such liabilities, except as explicitly stated in this report.

It is implicit in the value calculations that in the event of a sale of the business to a willing buyer, the current management would remain in place at least long enough to effect an orderly transition with no loss of essential management skills and productivity.

In the event of a sale, it is also implicit in the calculation of value that the current owners would be willing to commit to a non-competition agreement. Such agreements are an element of almost all business sales, and the absence of such an agreement would generally reduce the value of the business as a going concern.

3.     OPINION OF VALUE

Based on our review of the information available to us, it is our opinion that as of May 24, 2004, the Fair Value of a 33.102% interest in the company was (rounded):

Enterprise Value	10,642,677 shares

			per share
FAIR VALUE OF 100% of the Equity
Marketable, Controlling Interest Basis		$32,340,000	$3.04

Public Stock	3,522,970 shares

			per share
FAIR VALUE OF 33.102% of the Equity
Marketable, Controlling Interest Basis		$10,710,000	$3.04

4.     COMPANY DESCRIPTION

TROY Group, Inc. has its headquarter located at 2331 South Pullman Street, Santa Ana, CA 92705. The Company is the result of various mergers and acquisitions by a company originally founded in 1982. The founding company adopted the TROY Group name and incorporated in California in 1996. It later reincorporated in Delaware in May 1998.

Products and Services

TROY Group, Inc. is a manufacturer engaged in the design, manufacture and marketing of a full range of products in two primary product lines: Secure Payment Systems and Wireless and Connectivity Solutions.

Secure Payment Systems

TROY’s Security Printing solutions include state-of-the-art payment systems ranging from high security digital check printing solutions, including Check 21, to remote Internet payment solutions. The Company is a leading provider of MICR (magnetic ink character recognition) check printing solutions, and was the first to introduce desktop check printers. The U.S. Treasury prints most of its checks using TROY equipment. Today, the Company’s desktop laser check printing systems can be found in banks, insurance companies, brokerages, retailers and many other businesses and governments throughout the world. TROY is also the largest manufacturer of desktop MICR toner in the USA, providing specialty MICR toner for check printers. The Company’s products provide its customers with payment solutions that offer security, flexibility, efficiency and fraud deterrance.

TROY’s Financial Services offer premiere electronic payment software and services. The Company specializes in developing ACH (Automated Clearing House) origination and processing software, as well as Internet check payment solutions. The National Automated Clearing House Association (NACHA) reported an increase of 12% in ACH payments from 2002 to 2003.

Wireless & Connectivity

TROY’s Wireless & Connectivity solutions include hardware and software solutions that enable enterprises to share intelligent devices such as printers either wirelessly or using traditional networks. The Company has been a premiere supplier of hardwired network printing solutions since 1991 and began shipments of wireless products in 2001. These hardwired network products are recognized worldwide for supporting a large number of protocols and network operating systems. Although TROY has traditionally focused on printer connectivity (print servers) for local area networks (LANs), the products now enable virtually any device to send and receive data and/or to be controlled, monitored and diagnosed via a LAN and the Internet.

At the present time, the Company’s products are considered to be of excellent quality, and are highly differentiated in the market. TROY owns or has rights to the following trademarks: TROY, eCheck Secure, PrintraNet, TROYmark, StarACH, Etherwind, Windconnect, Windport, EtherSync, Exact MICR Technology and Exact Positioning Technology.

Facilities

The Company has five operating locations: Corporate headquarters, finance, wireless and connectivity sales and engineering and financial services are located in Santa Ana, California (37,000 s/f); all manufacturing, supplies engineering and sales and marketing for Security Printing Solutions are located in Wheeling, West Virginia (77,000 s/f); Financial Service programming is located in Nashville, Tennessee (5,300 s/f); a Security Printing Solutions sales office is located in Coquitlam, British Columbia (3,900 s/f) and a Wireless and Connectivity sales and service office in Herrenberg, Germany (6,000 s/f). For the Company’s type of business and the markets served, the locations are generally excellent and sufficient for current operations.

Market

The Company’s products are used in a wide variety of industries, including electronic bill payment utilities, retail and brokerage firms, telecommunications, financial services, insurance, computer hardware, automotive, personnel and others. The markets for these products are moderately large. The market for MICR toner, for instance, is believed to be about $100 million per year. The market is strong and growing but price competition is prevalent, putting pressure on profits.

TROY distributes their solutions around the world and markets their products through a network of distributors and value-added resellers, as well as a direct sales force. Major clients include IBM, Okidata, United Stationers, Ingram Micro and others. The top 5 customers account for just under 30% of sales, so the Company is not subject to major concentration problems.

The primary problem faced the by Company is the long, slow decline of the MICR market generally, as banks shift to electronic forms of processing. The number of checks processed has declined in 5 years from 70 bil/year to approximately 40 bil/year, and this trend is expected to continue.

The Company hopes to expand the number of distributors for its products, but the number of distributors is limited at the present time. It will take several years to build up a stronger distributor network, and success in this endeavor is not assured.

Industry

The industry is growing, which provides the Company room for growth. However, the industry is subject to rapid technological change. The Company continues to invest in research and development to enhance current technologies and to introduce new products based on input from existing customers.

Competition

Relative to others in the industry, the Company’s products have a very high proprietary content, which greatly strengthens the Company’s competitive position. In addition, because the Company is among the largest in the MICR market, the Company’s competitive position is further strengthened.

However, both the Secure Payment Systems product lines and the Wireless & Connectivity products face intense competition. The Company’s gross profits have declined in the Payment Systems for the last three years, due to competition in printers and toners. Significant improvements in operating efficiencies have improved the gross margin in Wireless & Connectivity products, but competition has made the Company a minimal participant in the wireless market.

In the MICR market, the Company’s major competitor is Source Technology, which is affiliated with Lexmark. Due to pricing issues, Source tends to get the larger deals. Conversely, HP is a Troy partner, and tends to promote Troy cartridges.

In the print server business, a major competitor is Silex, which is public in Japan. Silex has made inroads into Brother, which has been a Troy client. Troy has had quality problems with its print servers, which are believed to be resolved, but some damage has been done.

The Company competes principally on the basis of the quality, flexibility, convenience and security of their products and services. Overall, the Company is well positioned in the industry and has developed very strong customer relationships. TROY has long-standing strategic relationships with Hewlett-Packard, IBM, Standard Register and others.

For new competitors, entry into the MICR business would be considered very difficult and expensive, which secures the company’s competitive position to some degree and increases its value. Exit from this type of business would generally be considered moderately difficult and costly, which increases the Company’s downside risk. It also means that competitors have a considerable stake in the market and are likely to resort to intense price competition in difficult times.

The wireless business is more competitive, with many more participants, and the basic technology is in constant flux. This portion of the business has not met expectations, and due to competition, may face an uphill battle in getting established.

Similarly, the ACH business is dominated by Checkfree, which has an estimated 90% of the market. Checkfree, which is running at a $600 million revenue rate, has just become profitable in the latest quarter, and has accumulated losses of about $1.2 million reaching its present status. Troy sells to midtier banks that have been ignored by Checkfree, but this situation may be temporary.

Employees and Management

The Company has approximately 215 employees worldwide, of which approximately 29 are highly skilled technical personnel. Of the technical staff, about five employees are considered to be key personnel who would be difficult to replace. However, the employee turnover rate is low by industry standards, which implies a high degree of employee satisfaction and low related training and recruitment costs. There is no unionization among the employees.

Executive management consists of a Board of Directors (CEO, Senior VP, VP Finance and three Directors).

Public Stock

TROY has been public since July, 1999. The stock peaked at approximately $36 per share in March, 2000, but declined to about $1.50 per share in February, 2003. Since then it has traded in a range from a low of about $2.50 to a high of about $3.50 per share. Recent activity has been primarily in the range of about $2.50 to about $2.75 per share. Volume has averaged less than 10,000 shares per day over the last 20 trading days through May 24, 2004. The following chart shows the long term stock trading history:

In early 2003, the controlling shareholder initiated a process to reacquire the public stock and go private, at an offering price of $2.76 per share. This process extended into early 2004, when the proposed terms were rejected by the public shareholders.

In view of the Company’s recent history of losses, the stock price is remarkably high and remarkably constant since early 2003. It is likely that the price can be attributed in part to investors’ expectations that another buyback offer would be forthcoming, and that the price would be similar to or higher than the original offer. Further, the Company has amassed a substantial amount of cash reserves, on the order of $0.90 per share, and it appears that the market price reflects this high level of liquidity. The cash reserve also makes it more feasible for the Company to reacquire its public shares.

Anticipated holding period to liquidity event

The Company has no intention of going public and that would be very difficult in any case, because of its size and circumstances. Consequently, as is usually the case with small closely held companies, a minority shareholder has little chance of liquidating the interest in the forseeable future. A controlling shareholder, on the other hand, does have the potential to initiate a sale of the Company.

Outlook

Looking ahead, our analysis suggests that over the next few years the Company can expect slow growth in revenue.

However, the Company can expect profitability to be reasonably good, but still somewhat below the norm for its peers.

5.     ADJUSTED EARNINGS

Following is a summary of the revenues and expenses of the Company for the periods shown:

	Source: ($000)	Internal 12 mos. Nov-99	Internal 12 mos. Nov-2000	Internal 12 mos. Nov-2001	Internal 12 mos. Nov-2002	Internal 12 mos. Nov-2003
REVENUE		59,121	52,310	49,218	54,998	56,576
Cost of Sales (excl depreciation)		36,590	30,053	30,766	38,011	34,763
Gross Margin		22,531	22,257	18,452	16,987	21,813
% Sales		38.1%	42.5%	37.5%	30.9%	38.6%
Operating Expenses		12,313	17,864	20,884	19,777	19,162
% Sales		20.8%	34.2%	42.4%	36.0%	33.9%
Operating Income		10,218	4,393	(2,432)	(2,790)	2,651
Depreciation (-)		(758)	(662)	(778)	(863)	(685)
Amortization (-)		(415)	(1,018)	(1,281)	(1,271)	(386)
Interest Expense (-)		(234)	(19)	(138)	(34)	(10)
Interest Income		231	865	515	101	89
Other Income(Expense)		0	0	(5,634)	0	0
NET INCOME BEFORE TAX		9,042	3,559	(9,748)	(4,857)	1,659

Adjustments:
1 Comparable compensation		no adjustment necessary
2 Officers’ compensation		no adjustment necessary
3 Depreciation		758	662	778	863	685
4 Amortization		415	1,018	1,281	1,271	386
5 Interest expense		234	19	138	34	10
6 Go private effort		0	0	0	0	1,543
7 Expense of being public		200	200	200	200	200
8 Inventory writedown		0	0	0	1,878	0
9 Impairment writedown		0	0	5,634	0	0
10 Legal defense S/H suit						250
ADJUSTED EBITDA*		10,649	5,458	(1,717)	(611)	4,733
Annualized Revenue		59,121	52,310	49,218	54,998	56,576
Adj Earn’gs as a percent of Revenue		18.0%	10.4%	-3.5%	-1.1%	8.4%

*     Adjusted earnings basis is control EBITDA, earnings before interest and depreciation and taxes. Control basis means that the interest under consideration can affect certain discretionary items, including owners and officers compensation.

Sellers Discretionary Cash Flow

Adjusted Net Income	10,649	5,458	(1,717)	(611)	4,733
One Owner’s Compensation	290	290	300	310	320
SDCF	10,939	5,748	(1,417)	(301)	5,053
SDCF Return on Sales	18.5%	11.0%	-2.9%	-0.5%	8.9%

NOTES TO INCOME STATEMENT ADJUSTMENTS:

1,2                     Executive shareholder compensation is often adjusted to reflect the normal economic cost of management. Our analysis of normal compensation is based to a large extent on data from the Economics Research Institute, which monitors compensation data nationwide. ERI data is adjusted for type of business, geographic region, size of business, and date of valuation. In this case, we have reviewed executive compensation reported in the Company’s DEF-14A proxy for 2003 and believe it is appropriate for the size and condition of the Company.

3-5                    Interest, Depreciation, and Amortization are added back to arrive at EBITDA earnings.

6	Go private addbacks	These are the expenses associated with the 2003 attempt to go private.

7	Expense of being public	There are legal and accounting expenses associated with being a public company that will be eliminated if the Company can go private.

No other income statement adjustments were considered necessary.

WEIGHTED AVERAGES

The results of each year are usually weighted to reflect the expected relevance of each year toward the future sustainable results of the Company. The objective of this exercise is to arrive at reasonable estimates of what level of revenue and earnings the Company is likely to be able to sustain in the near future. A commonly used pattern is to weight the oldest year least, and the most recent year highest, in the belief that the near-term future will most closely resemble the Company’s most recent experience. The weights are used to calculate a set of weighted averages of earnings and revenues, shown below, which are used in all of the value calculations which follow.

There were several acquisitions during the 2000-2001 timeframe and there was difficulty in integrating the acquisitions.

Some fall off following the Y2K period.

Management structure was bulked up going into 2000, but has been trimmed down during 2002, with the result that efficiency has been improved.

	12 mos Nov-99	12 mos Nov-2000	12-mos Nov-2001	12 mos Nov-2002	12 mos Nov-2003
Year Weights:	0	1	0	0	3
WEIGHTED AVERAGE ADJUSTED EARNINGS			$(000)		4,914
Adjusted earnings basis is control EBITIA, earnings before interest and depreciation and taxes.
WEIGHTED AVERAGE REVENUE					55,509
Weighted Average Adjusted Earnings as percent of Average Revenue					8.9%
Weighted Average Gross Profit Margin					39.6%
WEIGHTED AVERAGE SDCF					5,227

6.     ADJUSTED BALANCE SHEET

Following is a summary of the assets and liabilities of the Company for the periods shown:

As Reported	Source: ($000)	Internal 12 mos. Nov-2000	Internal 12 mos. Nov-2001	Internal 12 mos. Nov-2002	Internal 12 mos. Nov-2003
ASSETS
Cash and Marketable Securities		12,043	6,391	7,112	9,727
Accounts Receivable		10,480	9,713	9,227	8,419
Inventory		6,242	9,251	5,540	4,891
Prepaid and Other Current		2,355	3,897	5,231	4,203
Total Current Assets		31,120	29,252	27,110	27,240
Plant and Equipment		2,702	3,307	2,902	3,898
Accumulated Depreciation (-)		(662)	(778)	(863)	(685)
Net Plant and Equipment		2,040	2,529	2,039	3,213
Other Long Term Assets		1,885	2,757	3,147	3,693
Intangibles		7,530	2,469	1,243	814
Total Assets		42,575	37,007	33,539	34,960
LIABILITIES
Accounts Payable		2,424	4,418	4,138	2,172
Accrued Expenses		2,659	2,456	2,218	4,322
Other Current Liabilities		1,134	1,208	1,437	1,807
Total Current Liab		6,217	8,082	7,793	8,301
Long Term Debt	D	272	193	120	0
Other Long Term Liab		471	0	0	0
Total Liabilities		6,960	8,275	7,913	8,301
NET WORTH
Common Equity		35,615	28,732	25,626	26,659
Net Worth		35,615	28,732	25,626	26,659
Total Liab & Net Worth		42,575	37,007	33,539	34,960

D indicates interest-bearing debt

BALANCE SHEET ADJUSTMENTS

($000)	12 mos. Nov-2000	12 mos. Nov-2001	12 mos. Nov-2002	12 mos. Nov-2003
Net Worth before Adjustments	35,615	28,732	25,626	26,659
Adjustments:
1 Intangible assets	(7,530)	(2,469)	(1,243)	(814)
ADJUSTED NET WORTH	28,085	26,263	24,383	25,845
Long Term Debt	272	193	120	0
INVESTED CAPITAL	28,357	26,456	24,503	25,845
Adjusted Return on Investment	19.2%	-6.5%	-2.5%	18.3%

NOTES TO BALANCE SHEET ADJUSTMENTS:

1                  To remove intangible assets. This adjustment allows the value calculations to be done in terms of Tangible Assets and Tangible Net Worth. As a result of the value analysis in Section 10, all of the intangible assets, including goodwill, are revalued. This report does not deal with the allocation of goodwill among the various intangible assets.

No other balance sheet adjustments were considered necessary.

ADJUSTED BALANCE SHEET

Following is the restated Balance Sheet after the adjustments listed above.

	Source: Adj Note	Internal 12 mos Nov-2000	Internal 12 mos Nov-2001	Internal 12 mos Nov-2000	Internal 12 mos Nov-2003
	($000)
ASSETS
Cash and Marketable Securities		12,043	6,391	7,112	9,727
Accounts Receivable		10,480	9,713	9,227	8,419
Inventory		6,242	9,251	5,540	4,891
Prepaid and Other Current		2,355	3,897	5,231	4,203
Total Current Assets		31,120	29,252	27,110	27,240
Plant and Equipment		2,702	3,307	2,902	3,898
Accumulated Depreciation (-)		(662)	(778)	(863)	(685)
Net Plant and Equipment		2,040	2,529	2,039	3,213
Other Long Term Assets		1,885	2,757	3,147	3,693
Intangibles	1	0	0	0	0
Total Assets		35,045	34,538	32,296	34,146
LIABILITIES
Accounts Payable		2,424	4,418	4,138	2,172
Accrued Expenses		2,659	2,456	2,218	4,322
Other Current Liabilities		1,134	1,208	1,437	1,807
Total Current Liab		6,217	8,082	7,793	8,301
Long Term Debt		272	193	120	0
Other Long Term Liab		471	0	0	0
Total Liabilities		6,960	8,275	7,913	8,301
NET WORTH
Common Equity		35,615	28,732	25,626	26,659
Balancing Adjustment		(7,530)	(2,469)	(1,243)	(814)
Adjusted Net Worth		28,085	26,263	24,383	25,845
Total Liab & Net Worth		35,045	34,538	32,296	34,146
Working Capital		24,903	21,170	19,317	18,939
Adj Working Capital ex Cash, Debt		12,860	14,779	12,205	9,212
Capital Spending		2,702	1,267	373	1,859

The above chart illustrates the composition of the Balance Sheet, with the left half of each column representing Assets, and the right half representing Liabilities and Net Worth.

SHARES OUTSTANDING

Common shares issued	10,974,000
Treasury shares	331,323
Outstanding shares	10,642,677
Dirk Family	7,119,707
Public Shareholders	3,522,970

7.                                      HISTORICAL AND PROJECTED CASH FLOW

HISTORICAL CASH FLOW

The following exhibit summarizes the cash flow generated by the Company’s operations, after normalizing adjustments:

($000)	Nov-99	Nov-2000	Nov-2001	Nov-2002	Nov-2003
Revenue growth rate	NA	-11.5%	-5.9%	11.7%	2.9%
Depreciation (% Sales)	1.3%	1.3%	1.6%	1.6%	1.2%
Amortization (%Sales)	0.7%	1.9%	2.6%	2.3%	0.7%
Working Capital (% Sales)	0.0%	24.6%	30.0%	22.2%	16.3%
Capital Spending (% Sales)		5.2%	2.6%	0.7%	3.3%
New Debt (% of Cap Spend + WC)		-1.7%	2.5%	-3.3%	-10.6%
Debt/Equity ratio	0.00	0.01	0.01	0.00	0.00
Net Worth	0	28,085	26,263	24,383	25,845
Cash Balance	0	12,043	6,391	7,112	9,727
Working Capital, excl Cash, Debt	0	12,860	14,779	12,205	9,212
Net Plant and Equipment	0	2,040	2,529	2,039	3,213
Interest-Bearing Debt	0	272	193	120	0
Interest (% Year End Debt)	8.3%	7.0%	71.5%	28.3%	8.3%
Revenue	59,121	52,310	49,218	54,998	56,576
Earnings margin	18.0%	10.4%	-3.5%	-1.1%	8.4%
Adjusted Earnings bef Tax, Int, Dep	10,649	5,458	(1,717)	(611)	4,733
Interest	(234)	(19)	(138)	(34)	(10)
Depreciation	(758)	(662)	(778)	(863)	(685)
Amortization	(415)	(1,018)	(1,281)	(1,271)	(386)
Adjusted Earnings before Tax	9,242	3,759	(3,914)	(2,779)	3,652
Tax Rate	40.0%	40.0%	40.0%	40.0%	40.0%
Estimated Tax	(3,697)	(1,504)	1,566	1,112	(1,461)
Adjusted Earnings after Tax	5,546	2,256	(2,348)	(1,667)	2,192
Depreciation	758	662	778	863	685
Amortization	415	1,018	1,281	1,271	386
Capital Spending		(2,702)	(1,267)	(373)	(1,859)
Working Capital change		(12,860)	(1,919)	2,574	2,993
Increase (Decrease) in Debt		272	(79)	(73)	(120)
Net Change in Other A/L		(9,962)	2,437	(435)	(503)
Historical Equity Cash Flow after Tax	6,719	(21,316)	(1,117)	2,160	3,774
Cash Flow Margin	11.4%	-40.7%	-2.3%	3.9%	6.7%
Ratio of Cash Flow to Earnings	0.631	(3.905)	0.651	(3.535)	0.797
Indicated Investment (Withdrawals)		33,359	(4,535)	(1,439)	(1,159)
Net Cash Flow Return on Net Worth		-75.9%	-4.3%	8.9%	14.6%

PROJECTED CASH FLOW

The cash flow projections given below are used in the discounted future earnings and cash flow methods, and are used in the coverage calculations in Section 12. Cash Flow Coverage.

($000)	Beg Bal	Nov-2004	Nov-2005	Nov-2006	Nov-2007	Nov-2008
Revenue growth rate		1.9%	2.0%	2.1%	2.2%	2.4%
Depreciation (% Sales)		1.6%	1.3%	1.3%	0.9%	1.0%
Amortization (% Sales)		0.7%	0.3%	0.0%	0.0%	0.0%
Working Capital (% Sales)		15.3%	15.3%	15.3%	15.3%	15.3%
Capital Spending (Sales)		0.9	0.9	0.8	0.8	0.8%
New Debt (of Cap Spend + WC)		100.0	100.0	100.0	100.0	100.0%
Debt/Equity ratio		0.00	0.02	0.04	0.06	0.07
Net Worth	25,845	27,639	30,212	32,877	35,630	38,478
Cash Balance	9,727	12,838	16,351	19,780	23,090	26,566
Working Capital, excl Cash, Debt		8,825	8,965	9,158	9,367	9,591
Net Plant and Equipment	3,213	2,782	2,489	2,225	2,168	2,040
Interest-Bearing Debt	0	113	753	1,446	2,155	2,879
Interest Income Rate		3.0	4.0	4.0	4.0	4.0%
Interest (Year End Debt)		8.3	8.3	8.3	8.3	8.3%
Revenue		57,628	58,775	60,015	61,360	62,802
EBITDA Earnings margin		6.7	7.8	7.4	7.0	7.1%
Projected Earnings bef Tax, Int, Dep		3,882	4,566	4,461	4,324	4,472
Interest Expense		(9)	(62)	(120)	(179)	(239)
Interest Income		385	654	791	924	1,063
Depreciation		(931)	(793)	(764)	(557)	(628)
Amortization		(386)	(147)	0	0	0
Projected Earnings before Tax		2,941	4,218	4,368	4,512	4,668
Tax Rate		39.0	39.0	39.0	39.0	39.0%
Estimated Tax		(1,147)	(1,645)	(1,704)	(1,760)	(1,820)
Projected Earnings after Tax		1,794	2,573	2,665	2,753	2,848
Depreciation		931	793	764	557	628
Amortization		386	147	0	0	0
Capital Spending		(500)	(500)	(500)	(500)	(500)
Working Capital change		387	(140)	(193)	(209)	(224)
Increase (Decrease) in Debt		113	640	693	709	724
Projected Equity Cash Flow after Tax		3,111	3,513	3,429	3,310	3,476
Projected Cash Flow Margin		5.4	6.0	5.7	5.4	5.5%
Ratio of Cash Flow to Earnings		0.801	0.769	0.769	0.765	0.777
Net Cash Flow Return on Net Worth		11.3	11.6	10.4	9.3	9.0%

Projections were provided by management, based on assumption of successful going-private effort. We have modified the projections to reflect slightly different assumptions regarding financing, interest expense, and interest income.

HISTORICAL AND PROJECTED RESULTS

Revenue
80
60
40
20
0
($000)
Thousands
Nov-99
Nov-2000
Nov-2001
Nov-2002
Nov-2003
Nov-2004
Nov-2005
Nov-2006
Nov-2007
Nov-2008

Earnings and Cash Flow
20
10
0
-10
-20
-30
($000)
Thousands
Nov-99
Nov-2000
Nov-2001
Nov-2002
Nov-2003
Nov-2004
Nov-2005
Nov-2006
Nov-2007
Nov-2008
Earnings
Cash Flow after Tax
Low Normal Earnings
Median Normal Earnings
High Normal Earnings

Net Worth, Working Capital, Debt
50
40
30
20
10
0
($000)
Thousands
Nov-99
Nov-2000
Nov-2001
Nov-2002
Nov-2003
Nov-2004
Nov-2005
Nov-2006
Nov-2007
Nov-2008
Net Worth
Working Capital
Debt

SELECTED HISTORICAL RATIOS

The following table shows the calculation of certain ratios used in the cash flow projections and in the risk analysis in the next section.

($000)	Nov-99	Nov-2000	Nov-2001	Nov-2002	Nov-2003
Revenue growth rate	NA	-11.5%	-5.9%	11.7%	2.9%
Weighted Average revenue growth					-0.7%
Industry revenue growth					3.0%
Projected revenue growth next year				-0.7%

Adjusted Earnings growth rate	NA	-48.7%	-131.5%	64.4%	874.6%

Depreciation	758	662	778	863	685
Depreciation as % of Sales	1.3%	1.3%	1.6%	1.6%	1.2%
Weighted Average Depreciation, % Sales				1.2%
Projected Depreciation, % Sales					1.2%

Amortization	415	1,018	1,281	1,271	386
Amortization as % of Sales	0.7%	1.9%	2.6%	2.3%	0.7%
Weighted Average Amortization, % Sales					1.0%
Projected Amortization, % Sales					1.0%

Current Ratio	0.0	5.0	3.6	3.5	3.3
Quick Ratio	0.0	3.6	2.0	2.1	2.2

Working Capital	0	24,903	21,170	19,317	18,939
Sales/Working Capital	0.0	2.1	2.3	2.8	3.0
Cash after WC Adjustment	0	12,043	6,391	7,112	9,727
Short Term Debt	0	0	0	0	0

Adj Working Capital ex Cash, Debt	0	12,860	14,779	12,205	9,212
as % of Sales	0.0%	24.6%	30.0%	22.2%	16.3%
Sales/Adjusted Working Capital	0.0	4.1	3.3	4.5	6.1
Weighted Average Adj WC as % of Sales					16.3%
Projected WC as % of Sales					16.3%

Capital Spending, est		2,702	1,267	373	1,859
as % of Sales		5.2%	2.6%	0.7%	3.3%
Weighted Average Cap Spending, % Sales					3.8%
Projected Cap Spending, % Sales					3.8%

Change in Debt		272	(79)	(73)	(120)
Interest Bearing Debt	0	272	193	120	0
Interest Bearing Debt/Ad NW	0.0	0.0	0.0	0.0	0.0
Weighted Average D/NW					0.0

Annualized Interest Expense	234	19	138	34	10
Effective Interest Rate	8.3%	7.0%	71.5%	28.3%	8.3%

Interest Coverage	46.5	288.3	(11.4)	(17.0)	474.3

Sales/Total Assets	0.00	1.49	1.43	1.70	1.66

8.                                      RISK ASSESSMENT, COMPARATIVE ANALYSIS

In order to better understand the risks facing the Company and its owners, it is necessary to consider how the Company’s performance and operating characteristics compare to those of similar companies in the same industry.

The Company’s activities are best classified in SIC codes:

3577, 3669, 7372	Computer Peripheral Equipment, Communications
Equipment, NEC, Software Publishers

The following table summarizes the appraiser’s assessment of the degree of risk inherent in this business, including consideration of its current financial condition. See also the Company Description.

RISK ASSESSMENT TABLE

Risk factors	Current status	Risk Category	Risk Profile

Years in business	Well established	Low	+
Proprietary content	Very high	Low	+
Industry life cycle	Growing	Med	+++
Industry stability	Some instability	Med	+++
Relative size of company	Average	Med	+++
Customer concentration	25-50%	Med	+++
Relative product quality	Excellent	Low	+
Product differentiation	Unique	Low	+
Strength of the market	Stable	Med	+++
Size of the market	Moderate	Med	+++
Price competition	Intense	High	+++++
Employee turnover	Very low	Low	+
Unionization	None	Low	+
Management depth	Excellent	Low	+
Condition of facilities	Excellent	Low	+
Ease of market entry	Very difficult	Low	+
Ease of market exit	Moderate	Med	+++

Profit variance *	Very small	Low	+
Profit margin trend	Flat	High	+++++

*     Profit variance refers to the prevalence and extent of ups and downs seen in the profit margin percentage. For example, profit margins that varied between -20% and +30% would be considered large, while a few percentage points from year to year would be relatively small.

ANALYSIS OF COMPANY COMPARED TO INDUSTRY NORMS

Adjusted earnings basis is control EBITDA, earnings before interest and depreciation and taxes.

The following table shows how the Company compares against selected industry financial measures.

(Ratios based on	Company	Industry Rates [1]			Risk
adjusted statements)	Nov-2003	LoQtile	Med	HiQtile	Level
Revenue Growth Rates (BEAR)	-0.7%	1.5%	3.0%	4.5%	High
Adjusted Return on Sales [2]	8.9%	7.1%	11.7%	16.3%	Med
SDCF/Revenue [2]	9.4%	7.9%	12.6%	17.4%	Med
Return on Invested Capital [3]	18.6%	10.0%	12.8%	21.0%	Med
Net Cash Return on Equity	-8.0%	4.5%	17.6%	30.0%	High
Gross Profit Margin	39.6%	18.8%	37.6%	68.8%	Med
Current Ratio	3.3	1.1	1.9	4.3	Med
Quick Ratio	2.2	0.6	0.9	2.9	Med
Debt/Equity Ratio	0.0	0.3	1.1	6.3	Low
Interest Coverage	474.3	(9.9)	2.1	11.5	Low
Net Worth/Sales	0.466	0.197	0.323	0.452	Low
Sales/Total Assets	1.7	1.0	1.4	2.3	Med
Sales/Working Capital	3.0	2.5	5.1	43.4	Med
Days Receivable	54.3	40.6	52.1	67.6	Med
Days Inventory	51.4	41.0	68.9	110.6	Med
Days Payable	22.8	26.6	43.5	64.0	Low
Z-Score	15.7	1.81		2.99	Low

Industry Sources:

(1) Unless otherwise noted, industry ratios are from RMA (Risk Management Association)

(2) Combined Market Data

(3) Public Companies and RMA

RECAP OF RISK FACTORS:

	Low	Med	High
Weights based on risk factors	10	7	2
Weights based on industry norms	5	10	2
Totals	15	17	4

Our analysis suggests that the general risk in this business is moderate compared to the industry.

COMPARATIVE ANALYSIS

The following discussion of the Company’s financial condition relative to the industry makes reference to the financial ratios presented above and in the preceding sections.

Growth

Over the past five periods, the Company’s sales growth has been erratic, averaging somewhat less than the median industry growth rate of 3.0%, although long term, the sales growth rate has been increasing rapidly. Recent sales growth at 2.9% was flat, and about the same as weighted average sales growth, which was -0.7%. Future growth is projected to be slow.

Profitability

Overall, EBITDA earnings have been erratic. Long term, the trend of EBITDA return on sales has been down, but in the most recent period, it was greatly up. Furthermore, the Company’s weighted average return on sales was considerably below the median industry level.

Overall, Seller’s Discretionary Cash Flow has been erratic. Long term, the trend of SDCF return on sales has been down, but in the most recent period, SDCF return on sales was up. Furthermore, the Company’s weighted average SDCF return on sales was considerably below the median industry level.

Return on Investment

Long term, the trend of ebitda return on invested capital has been erratic, but in the most recent period, ebitda return on invested capital was up. But, the Company’s weighted average ebitda return on invested capital and its recent return have been somewhat higher than the industry median.

The chart illustrates how the cash generating ability of the Company compares to several levels of alternative investments, as measured by its return on owner’s equity, where owner’s equity is a proxy for the owner’s cash investment in the business. The risk free rate is the income return on 10 year government bonds. The Public Company return represents total return on large public stocks. The High Coverage represents the upper end of the typical required returns on closely held companies.

Long term, the trend of cash return on equity has been strongly up, and in the most recent period, it was up. But, the Company’s weighted average cash return on equity and the recent value were still far below the total return on large public stocks.

Gross Profit Margin

Gross Profit Margin measures how much is left after paying for the costs of sale, as a percentage of sales.

The Company’s Gross Profit Margin has been sometimes lower than industry, but generally close to industry levels. The trend of Gross Profit Margin has been slightly down, but in the most recent period, it was up at a level of 38.6%. Furthermore, the Company’s recent Gross Profit Margin was about the same as the median industry level of 37.6%.

Liquidity

Liquidity ratios measure the adequacy and quality of the Company’s current assets to meet current liabilities as they come due.

The current ratio, which measures the ratio of current assets to current liabilities, has been consistently greater than one, showing generally strong liquidity. The trend in the current ratio has been significantly down, but in the most recent period, it was roughly unchanged. On the other hand, the Company’s recent current ratio of 3.3 was considerably higher than the median industry norm of 1.9.  The Company’s current ratio position is very strong.

The quick ratio measures cash and near cash (in the form of receivables) relative to current obligations. The Company’s quick ratio has been consistently greater than one, indicating generally strong liquidity. The trend in the quick ratio has been slightly up since 2001, but in the most recent period, it was nearly unchanged. The Company’s recent quick ratio of 2.19 was considerably higher than the industry median of 0.90. This reflects the Company’s strong cash position.

Leverage

Leverage ratios measure the Company’s ability to weather downturns. The Company’s ratio of interest-bearing debt to shareholder’s equity is one of the best measures of leverage, indicating how much of the Company’s financing is provided by lenders as compared to investors.

The Company has had a very low level of interest-bearing debt on the balance sheet for most of the past five periods. In the most recent period the dollar amount of debt was way down. The trend in the Company’s interest-bearing debt/equity ratio has been pretty flat, and in the most recent period, it was down from the previous period. The Company’s recent debt/equity ratio was 0.0, well below the industry median of 1.1.

A related ratio, interest coverage, measures the Company’s earnings before interest payments relative to the interest payments.

The Company’s interest coverage ratio has been sometimes less than one, which is marginal as a measure of liquidity. The trend in the interest coverage has been slightly up, but in the most recent period, it was extremely high at a level of 474.3. Obviously, the Company’s recent coverage ratio was considerably better than the median industry norm of 2.1.

Equity Level

The owner’s equity represents how much investment the owner(s) have in the business. Net Worth/Sales is a measure of the adequacy of the owner’s equity in relation to the size of the Company as measured by Sales. Inadequate Net Worth increases the risk in the business and limits borrowing capacity. Very high Net Worth limits the owner’s return on equity and may represent an inefficient use of capital, although it lowers overall risk. The normal NW/S ratio was calculated using average NW/Total Assets divided by the low, median, and high quartiles of Sales/Total Assets from RMA.

The Company’s adjusted Net Worth / Sales ratio has been generally greater than the industry, which indicates high owners investment. The trend of Net Worth / Sales has been down some, and in the most recent period, it was basically unchanged at a level of 0.5. In addition, the Company’s recent Net Worth / Sales ratio was considerably higher than the median industry level of 0.3.

Asset Efficiency

Asset efficiency considers how well the Company uses its assets to generate sales.

Sales to Total Assets measures the dollars of sales that are generated per dollar of total assets employed in the business. The Company’s adjusted Sales/Assets ratio has been generally greater than the industry, which is a positive sign. The trend of Sales/Assets has been strongly up, but in the most recent period, it was basically unchanged at a level of 1.7. In addition, the Company’s recent Sales/Total Assets ratio of 1.7 was considerably higher than the median industry level of 1.4.

Working Capital is the amount by which current assets exceed current liabilities. Sales to Working Capital measures the dollars of sales that are generated per dollar of working capital employed in the business.

The Company’s Sales/Working Capital ratio has been consistently lower than the industry, due to the Company’s high level of cash and working capital. The trend of Sales/Working Capital has been up, but in the most recent period, it was basically unchanged at a level of 3.0. However, the Company’s recent adjusted Sales/Working Capital ratio was well below the median industry level of 5.1.

Days Receivable

Days Inventory (COS)

Days Payable (COS)

Days Receivable measures the average number of days to collect Accounts Receivable. A high number of days receivable has a negative effect on cash flow, because cash tied up in receivables is not available for other purposes. The Company’s Days Receivable has been generally greater than the industry. The trend of Days Receivable has been strongly down, and in the most recent period, it was down at a level of 54.3. However, the Company’s recent Days Receivable was about the same as the median industry level of 52.1.

Days Inventory measures the average number of days sales that can be filled from inventory. The Company’s Days Inventory has been frequently lower than the industry median. The trend of Days Inventory has been strongly down, but in the most recent period, it was basically unchanged at a level of 51.4. Recent Days Inventory was below the median industry level of 68.9.

Days Payable measures the average number of days that the Company takes to pay its bills. A high number of days payable means the Company is slow paying its vendors, which conserves cash internally, but may affect vendor relations. Conversely, a low number of days payable indicates the Company pays its vendors quickly. The Company’s Days Payable has been consistently lower than the industry. The trend of Days Payable has been strongly down, and in the most recent period, it was also down greatly at a level of 22.8. Furthermore, the Company’s recent Days Payable was below the median industry level of 43.5.

Z-Score

The Altman Z-score measures the risk of impending bankruptcy. Scores below 1.81 for manufacturing companies indicate a high probability of bankruptcy, while scores above the safe limit of 2.99 indicate that there is a very low risk of bankruptcy.

The Company’s Z-Score has been consistently far greater than the safe limit. The trend of the Z-Score has been down, but in the most recent period, it was basically unchanged at a level of 15.8.

Conclusion

Considering the above, the Company appears to be in very good financial condition, except for its slightly low level of profitability.

9.             CAPITALIZATION RATES AND MULTIPLIERS

Based on the preceding analysis of risks, we have chosen the following multipliers and capitalization rates to be applied in this case. Value multipliers and cap rates are generally derived from an analysis of transactions involving sales of closely held companies or public stock prices, or both. In this case, we have drawn on the following sources:

Public Companies	S & P Computstat database
Pratts Stats	Pratts Stats transactions database
Done Deals	M & A Network Done Deals database
Mergerstat	Mergerstat transactions database
Buildup CAPM	Buildup method using Capital Asset Pricing
Model

Transactions were chosen for this purpose using the most closely comparable data available, based on size, general industry group, and profitability. In general, it should be noted that it is often difficult or impossible to find market transactions or public companies that are strictly comparable to the business under consideration. When this is true, we try to find market data that provides the best available evidence, and use that as a starting point for our analysis of market pricing patterns.

In this case, because the Company is profitable, we have eliminated from consideration those guideline companies that were not profitable, or which had negative net worth. Further, we have eliminated those for which the market pricing multipliers or earnings margins were “outliers” in that they were greatly different than the others, or very far from the median. In this process, several public companies were eliminated that in some ways are similar to the Company. The companies eliminated were:

	Ticker	Reason
CASH TECHNOLOGIES INC	TQ	Losses
CHECKFREE CORP	CKFR	Losses
FISERV INC	FISV	Too big
GUNTHER INTERNATIONAL LTD	SORT	Losses
I/O MAGIC INC	3IOMG	Losses
INTERLINK ELECTRONICS	LINK	Outlier
INTL ELECTRONICS INC	IEIB	Losses
MEDIA SCIENCES INTL INC	GFX	Outlier
MONITRONICS INTL INC-REDH	0461B	No Mkt Val
PAYMENT DATA SYSTEMS INC	3PYDS	Losses
PINNACLE SYSTEMS INC	PCLE	Losses
PNY TECHNOLOGIES INC-REDH	PNYT	No Mkt Val
SAFENET INC	SFNT	Outlier
STRATASYS INC	SSYS	Outlier
US DATAWORKS INC	UDW	Losses

For details, see:

Section
18. CLOSELY HELD COMPANY SALES TRANSACTIONS
19. SUMMARY OF PUBLIC COMPANY DATA
20. ANALYSIS OF COMBINED MARKET DATA

BUILD-UP APPROACH TO CAPITALIZATION RATE

The buildup approach to developing a capitalization rate employs data from Ibbotson Associates’ studies of rates of return on common stocks and government bonds. These rates of return are assumed to be available to investors in the stock market in general, and those investors would then require a similar rate of return from their investment in companies such as this.

		Range
COMPONENTS OF CAPITALIZATION RATE		Low Q’tile	Median	High Q’tile

a.Risk free rate: 10 year bonds as of	4/30/04	4.53%	4.53%	4.53%
b.Large Stocks Total Returns [1]		4.3%	17.6%	29.1%
c.20 Year Gov’t Bond Rate Income Returns [1]		5.7%	6.5%	8.2%
d.Risk premium for large company equity (b-c)		-1.4%	11.1%	20.9%
e.Market Betas [2]	SIC 3577, 3669, 7372	0.82	0.99	1.77
f.Market Risk Adjusted Premium (d x e)		-1.1%	11.0%	37.0%
g.Risk Adjusted Market Discount Rate (a + f)		3.4%	15.5%	41.6%
h.Add Small Stock Premium [1]		-12.0%	-0.6%	9.4%
i.Add Micro Cap Size Adjustment		0.0%	0.0%	0.0%
j.Add Specific Company Risk Adjustment	next page*	3.0%	3.0%	6.0%
k.Discount Rate, Cash Flow after Tax (g+h+i+j)		-5.6%	17.9%	57.0%
l.less Industry Long Term Growth Rate	4/30/04	1.5%	3.0%	4.5%
m.Capitalization rate, Equity Net Cash Flow after Tax		-7.1%	14.9%	52.5%
n.Equivalent cash flow multiple (1/Cap Rate)		-14.1	6.7	1.9
o.Capitalization rate, Equity Cash Flow before Tax		-11.9%	25.0%	88.0%
Tax rate = 40.3%

Sources:

1. Median, 20 years data (1983-2002), Ibbotson Associates.

2. Selected public companies

* See next page for specific company risk.

SUMMARY OF ADJUSTED CAP RATES AND MULTIPLIERS
Adjusted earnings basis is control EBITDA, earnings before interest and depreciation and taxes.

It is usually necessary to make adjustments to cap rates and multipliers derived from industry market pricing data, due to differences between the subject Company and the companies represented in the market data sample. The adjustments are necessarily subjective, based on the appraiser’s experience and training. The following table summarizes the cap rates and multipliers used in this report, and the adjustments we have made.

Market capitalization rates and multipliers are derived from multiple sources. See section:

20. ANALYSIS OF COMBINED MARKET DATA	Page 68

Note that the industry data presented has been corrected to a large degree for size and profitability.

		Industry Range [Note 1]	Rates Adj for Size and Profitability a	Adjust to Required Rate [2] b	Adjusted Rates and Multipliers a+b
Earnings Capitalization Rates	Low Qtile	6.8%
Combined Market Data	MidRange	12.0%	12.0%	3.0%	15.0%
	High Qtile	17.1%
Company long term growth rate (= industry LT rate)					3.0%
Projection risk[Note 3]					0.0%
Discount rate					18.0%
Price/Sales Multiplier	Low Qtile	0.49
Combined Market Data	MidRange	0.97	0.64	(0.13)	0.51
	High Qtile	1.46
Goodwill/Sales	Low Qtile	0.11
Combined Market Data	MidRange	0.49	0.23	(0.05)	0.18
	High Qtile	0.88
Goodwill/Seller’s Discre-	Low Qtile	0.30
tionary Cash	MidRange	4.24	1.56	(0.31)	1.25
Combined Market Data	High Qtile	8.18
Cash Flow Cap Rate
Buildup CAPM	CF aft Tax	Median	14.9%		14.9%

Notes:

[1]          The industry midrange cap rates and multipliers normally provide the starting point for the choice of the appropriate cap rates and multipliers for the Company. The initial low, mid, and high multipliers and cap rates have been selected to be appropriate to the Company’s size and profitability relative to the industry.

We have further adjusted the starting multipliers in col (a) for the profitability of the Company as compared to the industry, by comparing the Company’s return on sales to the industry quartiles.

In this case, the Company’s profitability is considerably below the industry and so the multipliers used have been adjusted to be considerably below the midrange multipliers. See Section 8.

[2]          Multipliers and cap rates are adjusted based on the relative riskiness of this business compared to the industry and on the cash flow generating potential of the business. Cash flow below normal will limit the value that can realistically be supported, whereas cash flow above normal will support a lower cap rate and higher multipliers.

Our analysis suggests that the general risk in this business is moderate compared to the industry.

[3]          The projection risk adjustment reflects our estimate of the risk that the projections may not be realized. In this case, the projections are reasonably conservative, and so the projection risk has been set to zero.

10.          COMPUTATION OF VALUE

SUMMARY OF VALUATION METHOD RESULTS

The following table summarizes the results of the methods used in this valuation. Details describing each method are presented in the following pages.

VALUATION METHOD RESULTS	Approach	Weight		($000) Result

1 Adjusted Net Worth [Section 6]	Assets	0	0.0%	25,845
2 Capitalization of Weighted Earnings	Income	1	14.3%	35,960
3 Capitalization of Dividend Capacity	Income	1	14.3%	30,828
4 Discounted Future Earnings	Income	1	14.3%	32,386
5 Discounted Cash Flow	Income	1	14.3%	27,483
6 Capitalization of Gross Revenues	Market	1	14.3%	31,510
7 Goodwill/Seller’s Discretionary Cash	Market	1	14.3%	32,379
8 Goodwill/Revenue	Market	1	14.3%	35,837

Weighted Average Value of Operations [Note 1]		7	100.0%	32,340
Marketable, Controlling Interest Basis

Percentage of Ownership Valued				33.1%

Net Value of Ownership Interest			($000)	10,705
Marketable, Controlling Interest Basis	3,522,970 shares		per share	3.04

NOTES TO THE SUMMARY OF VALUATION METHODS

1                  Each of the above methods represents a different perspective on the value of this business. The weightings which have been assigned reflect our opinion of the relative importance an informed investor would be likely to give to each approach.

2                  Because the Company’s adjusted Net Worth is well above industry norms derived from RMA data, there is additional value on the balance sheet that is not recognized by the earnings, cash flow and revenue methods. Accordingly, an adjustment must be made to reflect this increment of value. The goodwill methods already incorporate the effect of the Net Worth surplus because of how they are calculated, in which case no additional adjustment was made.

	Nov-2000	Nov-2001	Nov-2002	Nov-2003
Revenue, full year	52,310	49,218	54,998	56,576
Industry NW/Revenue	40.0%	40.0%	40.0%	40.0%
Normal NW	20,924	19,687	21,999	22,630
Actual NW	28,085	26,263	24,383	25,845
Additional Equity Required
Equity above Normal	7,161	6,576	2,384	3,215

CAPITALIZATION OF WEIGHTED EARNINGS

Capitalization of earning capacity is widely considered the most important factor in the valuation of closely held companies. The basic theory is that the ultimate value of a firm and its assets is the earnings that the firm generates. The capitalization rate represents the rate of return required to compensate for the risk inherent in the business.

		($000)
a. Average Adjusted Earnings [Section 5]		4,914
Adjusted earnings basis is control EBITDA, earnings before interest and depreciation and taxes.
b. Capitalization rate [Section 9] Combined Market Data		15.0%
c. Gross valuation (a/b)		32,760
d. Adjustments
Adjust for Surplus Net Worth		3,200
e. Net valuation	(Freely-marketable, controlling interest basis)	35,960

CAPITALIZATION OF DIVIDEND CAPACITY

Even though most closely held companies don’t pay dividends, this method is frequently used. The dividend capacity of the firm is calculated by first setting aside a provision for reinvestment, and assuming that any remaining earnings would be available for distribution.

The following formula adjusts the capitalization rate for earnings before tax (CR) to a cap rate for dividends, using the industry reserve for investment rate (RI%), and the tax rate:

Cap Rate for Dividend Capacity	=	(1 - RI% - Tax Rate) x CR (1 - 2.6% - 39.0%)	=	8.8%

		($000)
a. Weighted Average Revenue [Section 5]		55,509
b. Industry Normal Net Worth / Sales ratio		40.0%
c. Normal Net Worth (a x b)		22,204
d. Reinvestment Rate (= Company 10 year average projected sales growth rate)		2.6%
e. Reserve for Reinvestment		(577)
f. Reserve for Taxes	39.0% of Average Adjusted Earnings	(1,916)
g. Average Adjusted Earnings [Section 5]		4,914
h. Dividend capacity		2,420
i. Dividend capacity capitalization rate		8.8%
j. Gross valuation (h/i)		27,628
i. Adjustments
Adjust for Surplus Net Worth		3,200
j. Net valuation	(Freely-marketable, controlling interest basis)	30,828

DISCOUNTED FUTURE EARNINGS

This method is used when the future earnings are expected to be significantly different than the historical earnings. Earnings at the end of the tenth year are capitalized using the rates developed in Section 9. The result is then discounted along with the ten years projected earnings using a discount rate which provides for normal inflationary growth.

DISCOUNT RATE

Capitalization rate [Section 9]	15.0%
Discount rate	18.0%
Company 10 year average revenue growth rate	2.6%

PROJECTIONS ($000)

Following are the projected earnings for the company:	Months to end of 1st period:	6

Year Ending	Revenue Growth	Projected Revenue	Margin	Projected Earnings	Present Value Factor	Present Value
Nov-2004	1.9%	57,628	6.7%	3,882	0.921	3,575
Nov-2005	2.0%	58,775	7.8%	4,566	0.780	3,561
Nov-2006	2.1%	60,015	7.4%	4,461	0.661	2,949
Nov-2007	2.2%	61,360	7.0%	4,324	0.560	2,421
Nov-2008	2.4%	62,802	7.1%	4,472	0.475	2,124
Nov-2009	3.0%	64,686	7.1%	4,593	0.402	1,846
Nov-2010	3.0%	66,627	7.1%	4,730	0.341	1,613
Nov-2011	3.0%	68,625	7.1%	4,872	0.289	1,408
Nov-2012	3.0%	70,684	7.1%	5,019	0.245	1,230
Nov-2013	3.0%	72,805	7.1%	5,169	0.208	1,075
Terminal Value =last period earnings x (1+growth) / cap rate				35,495	0.208	7,383

CALCULATION OF VALUE

a.	Discount rate	Combined Market Data	18.0%

b.	Present value of future earnings		29,186
	Adjusted earnings basis is control EBITDA, earnings before interest and
	depreciation and taxes.

c.	Adjustments
	Adjust for Surplus Net Worth		3,200
d.	Net valuation	(Freely-marketable, controlling interest basis)	32,386

DISCOUNTED FUTURE CASH FLOW

This method is often used when the future cash flows are expected to be significantly different than the historical cash flows. Cash flows at the end of the tenth year are capitalized using the rates developed in Section 9. The result is then discounted along with the ten years projected cash flows using a discount rate which provides for normal inflationary growth.

DISCOUNT RATE

Cash flow capitalization rate Buildup CAPM	14.9%
Company long term growth rate (= industry LT rate)	3.0%
Projection risk	0.0%
Discount rate	17.9%
Company 10 year average projected growth rate	2.6%

PROJECTIONS     ($000)

Following are the projected cash flows for the company:	Months to end of 1st period:	6

Year Ending	Revenue Growth	Projected Revenue	Margin	Projected Cash Flow	Present Value Factor	Present Value
Nov-2004	1.9%	57,628	5.4%	3,111	0.848	2,638
Nov-2005	2.0%	58,775	6.0%	3,513	0.719	2,526
Nov-2006	2.1%	60,015	5.7%	3,429	0.610	2,092
Nov-2007	2.2%	61,360	5.4%	3,310	0.517	1,711
Nov-2008	2.4%	62,802	5.5%	3,476	0.438	1,522
Nov-2009	3.0%	64,686	5.5%	3,558	0.371	1,320
Nov-2010	3.0%	66,627	5.5%	3,664	0.315	1,154
Nov-2011	3.0%	68,625	5.5%	3,774	0.267	1,008
Nov-2012	3.0%	70,684	5.5%	3,888	0.226	879
Nov-2013	3.0%	72,805	5.5%	4,004	0.192	769
Terminal Value =last period CF x (1+growth) / cap rate				27,680	0.192	5,315

CALCULATION OF VALUE

a. Discount rate	Buildup CAPM		17.9%
b. Present value of future cash flow	(Freely-marketable, minority interest basis)		20,933
(Based on after-tax cash flow)
c. Adjustments
Adjust for Surplus Net Worth			3,200
Adjust for controlling interest *		16.0%	3,349
d. Net valuation	(Freely-marketable, controlling interest basis)		27,483

* To adjust from minority interest basis to controlling interest basis

CAPITALIZATION OF GROSS REVENUES

This method provides a way to value the revenue generated by the business, without reference to its earnings. The multiplier is usually developed by reference to known market transactions or to public stock price to sales multiples, with some adjustment for the specific circumstances of the Company and its earning power.

		($000)
a. Average gross revenues [Section 5]		55,509
b. Revenue multiplier [Section 9]	Combined Market Data	0.510
c. Gross valuation (a*b)		28,310
d. Adjustments
Adjust for Surplus Net Worth		3,200
e. Net valuation	(Freely-marketable, controlling interest basis)	31,510

GOODWILL/SELLERS DISCRETIONARY CASH

This method relies on data from sales of closely held companies as reported by business brokers. The multiplier is applied to the total cash to the seller, including compensation. Tangible Net Worth is added to the result to arrive at the value of Equity, including Goodwill.

		($000)
a. Weighted Average Sellers Discretionary Cash		5,227
b. Goodwill/Sellers Discretionary Cash multiplier [Section 9]	Combined Market Data	1.250
c. Value of Goodwill (a*b)	(Marketable, controlling interest basis)	6,534
d. Current Adjusted Net Worth [Section 6]		25,845
e. Adjustments
f. Net valuation	(Marketable, controlling interest basis)	32,379

GOODWILL/REVENUE

This method provides a way to value the revenue generated by the business, without reference to its earnings. The multiplier is usually developed by reference to known market transactions or to public stock price to sales multiples, with some adjustment for the specific circumstances of the Company and its earning power. This method gives the value of Goodwill, to which the value of the Tangible Net Worth must be added, to arrive at the value of Equity.

		($000)
a. Average gross revenues [Section 5]		55,509
b. Goodwill/Revenue multiplier [Section 9]	Combined Market Data	0.180
c. Value of Goodwill (a*b)	(Marketable, controlling interest basis)	9,992
d. Current Adjusted Net Worth [Section 6]		25,845
e. Adjustments
f. Net valuation	(Marketable, controlling interest basis)	35,837

11.          ADJUSTMENTS TO VALUE

ADJUSTMENT FOR CONTROL OR MINORITY INTEREST

When a valuation is based on multipliers, discount rates, or capitalization rates obtained from public stock prices, the result is a value for a freely marketable, minority interest. In order to determine the value of the Company on a control basis, it is then necessary to add a control adjustment.

According to “Valuing a Business”, second edition by Shannon P. Pratt, the value of control depends on the ability to exercise any or all of a variety of rights typically associated with control. Consequently, if control is an issue in the valuation, the analyst should assess the extent to which the various elements of control do or do not exist in the particular situation and consider the impact of each element on the value of control. Following is a checklist of some of the more common perogatives of control:

1.     Elect directors and support management.

2.     Determine management compensation and perquisites.

3.     Set policy and change the course of business.

4.     Acquire or liquidate assets.

5.     Select people with whom to do business and award contracts.

6.     Make acquisitions.

7.     Liquidate, dissolve, sell-out, or recapitalize the company.

8.     Sell or acquire treasury shares.

9.     Register the Company’s stock for a public offering.

10.   Declare and pay dividends.

11.   Change the articles of incorporation or bylaws.

From the above list, it is apparent that the owner of a controlling interest in an enterprise enjoys some very valuable rights vis-a-vis a minority shareholder. However, there are many factors that may limit the perogatives associated with control such as contractual restrictions, effects of regulation, financial condition of the business, effect of state statutes, and effect of distribution of ownership.

A means of quantifying control adjustments is to compare the price at which the stock of an acquired company traded in the public market at some point in time prior to the announcement of the offer with the transaction price. The difference, figured as a percentage of the minority interest (publicly traded) price, is the control adjustment. The source used for this valuation was Merrill Lynch’s Mergerstat Review, which listed 7 transactions in the same industry group as the Company. These transactions indicated a control adjustment of 16.0%.

12. CASH FLOW COVERAGE

The following calculations confirm whether a sale of the business at the net value can be justified by the cash flow of the business, assuming that the business was sold on realistic terms. This analysis considers whether the value is realistic from the point of view of a willing buyer.

		($000)
Value of Operations, net of existing debt, 100% ownership interest		$32,340

Percentage Interest	100.0%	32,340
Down Payment on Purchase	10.0%	3,234

Balance to Pay, above existing debt		$29,106

Interest Rate on new Debt	long term corp bond yield+.015	8.3%
Years to Pay		15
Annual Debt Service on Balance to Pay
(Interest and Principal, one annual payment)		$3,463

AMORTIZATION OF PURCHASE DEBT

($000)	Nov-2004	Nov-2005	Nov-2006	Nov-2007	Nov-2008
Beginning Balance	29,106	28,059	26,925	25,696	24,366
Interest	2,416	2,329	2,235	2,133	2,022
Principal	1,047	1,134	1,228	1,330	1,441
Ending Balance	28,059	26,925	25,696	24,366	22,926
CASH ON CASH RETURN ON DOWN PAYMENT
Projected Cash Flow after Tax	3,111	3,513	3,429	3,310	3,476
less Interest Income on Cash Down	(97)	(129)	(129)	(129)	(129)
Tax Effect Interest Income	38	50	50	50	50
Tax Benefit, Purchase Interest	942	908	872	832	789
Purchase Payments	(3,463)	(3,463)	(3,463)	(3,463)	(3,463)

Cash Flow after Purchase	531	879	759	599	723

Cash Return on Down Payment	16.4%	27.2%	23.5%	18.5%	22.3%

Debt/Equity including purchase debt	1.2	1.0	0.9	0.8	0.7

Loan/Cash Flow	9.4	8.0	7.9	7.8	7.0

Net Cash after Purchase	7,024	7,904	8,662	9,262	9,984

13. CERTIFICATION

We certify that, to the best of our knowledge and belief:

•                  the statements of fact contained in this report are true and correct.

•                  the reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial, unbiased professional analyses, opinions, and conclusions.

•                  we have no present or prospective interest in or bias with respect to the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

•                  our compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

•                  our analyses, opinions, and conclusions were developed, and this report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation. We have also attempted to comply with the standards of the American Society of Appraisers, the National Assocation of Certified Valuation Analysts, the Institute of Business Appraisers, and the American Institute of Certified Public Accountants.

•                  No one provided significant professional assistance to the person signing this report, except as may be noted below or elsewhere in this report.

This report was prepared under the direction of Hans Schroeder.

Business Equity Appraisal Reports, Inc.
May 28, 2004

14. SOURCES OF INFORMATION

In the course of this study, the following documents and materials were considered:

Company financial statements for February 28, 2004

Site visit conducted by Hans Schroeder of Business Equity Appraisal Reports, Inc.

10-K for November 30, 2003

14A Proxy Statement, July 3, 2003

Stockholder list

Board of Directors Minutes 1999 through February 2004

Owner’s statements in emails and interview

S & P Compustat database, with financial information and market pricing data for over 10,000 public companies.

Statement Studies, Risk Management Associates - summary statistics on more than 600 industries, based on approximately 80,000 financial statements submitted by commercial banks.

Ibbotson Stock, Bonds, Bills and Inflation

Mergerstat summary of control premiums in public acquisitions

Economic Research Institute salary and compensation database

Federal Reserve Bank, Monthly Summary of Economic Activity

Done Deals Database from The M&A Group, describing sales of closely held companies with sales prices typically in the range of $1 million to $100 million.

Pratts Stats Database, describing sales of closely held companies of all sizes.

Mergerstat database of public acquisitions

15. REVENUE RULING 59-60

This valuation was conducted under guidelines established by the Treasury Department and the Internal Revenue Service in its determination of fair market values of closely held business enterprises for income tax, estate tax, gift tax, and other related purposes. The Internal Revenue Code, Section 2031(b), specifies that the value of stocks and securities of corporations not listed on an exchange or freely traded “...shall be determined by taking into consideration, in addition to all other factors, the value of stock or securities of corporations engaged in the same or similar line of business which are listed on an exchange.”

The basic rules for tax-related valuations were laid down in Revenue Ruling 59-60 issued by the Internal Revenue Service in March 1959. In Revenue Ruling 65-193 the Treasury Department extended the use of Revenue Ruling 59-60 to include the determination of fair market value of closely held businesses for income and other tax purposes. These rulings have been widely adopted as the primary authority for determination of fair market value of a business enterprise in virtually all valuation situations.

The rulings define “fair market value” as follows:

“...the price at which the property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts.”

Court decisions frequently state, in addition, that the hypothetical buyer and seller are assumed to be able and willing to trade and be well informed about the property and concerning the market for such property.

This definition is widely accepted and used in courts of law and in tax literature and is the most widely used approach in valuing closely held securities. It is the basic definition upon which we rely in determining the fair market value of a Company’s stock.

Revenue Ruling 59-60 requires that the following factors be considered:

1                  The history of the Company and the nature of the business.

2                  General economic outlook and the outlook of the particular industry.

3                  Book value of the stock and the financial condition of the business.

4                  Earnings capacity of the Company.

5                  Dividend paying capacity.

6                  Whether the enterprise has goodwill or other intangible value.

7                  Sales of stock and the size of the block to be valued.

8                  Market prices of stock of other comparable companies traded on exchanges.

These eight factors are fundamental to any appraisal of closely held securities. They are not, however, all-inclusive. All other factors relevant to the subject valuation must also be considered. Specifically, an Appraiser must consider comparability of accounting methods and discounts to fair market value determinants.

16. ECONOMIC CONDITIONS AND OUTLOOK

The trend of regional, national and international economies are relevant to all business valuations. The risks inherent in a particular investment must be viewed in conjunction with the present and future economic outlook. In particular, risk factors such as growth trend, growth potential, fee schedule, and collections, among others, are all tied to the present and future economic outlook.

U.S. Economic Conditions and Outlook as of March 31, 2004

Prepared at the Federal Reserve Bank of Minneapolis and based on information collected before April 12, 2004. This document summarized comments received from business and other contacts outside the Federal Reserve System and is not a commentary on the views of Federal Reserve officials.

Economic activity increased across the nation from mid-February through March. The growth waswidespread as retail sales moved up noticeably, and manufacturing, mining, energy, tourism and services all grew. In addition, new home construction is strong in a number of districts. However, commercial real estate markets remained soft. Lending activity increased and credit quality remained solid. Conditions in the agricultural sector improved overall with higher prices for most products.

Meanwhile, labor markets tightened somewhat with modest wage increases. Many districts reported modest increases in overall consumer prices, but most districts indicated significant increases in numerous commodities and input products.

Consumer Spending

Most districts saw a noticeable increase in retail sales. Boston, Cleveland and Philadelphia described sales as improving and strengthening, while sales were moderately above year-ago levels in the Atlanta, Minneapolis and St. Louis districts. Dallas, Kansas City, New York and San Francisco variously described consumer spending as brisk, solid or surprisingly strong. Meanwhile, retail sales growth moderated somewhat in the Richmond district, and consumer spending was somewhat mixed in the Chicago district. Several districts noted increases in apparel sales. Furthermore, many reports indicated that retail contacts were optimistic for growth during late spring and summer.

District reports indicated that vehicle sales were mixed. Minneapolis and San Francisco reported strong sales, and Cleveland, Kansas City, Philadelphia and Richmond described recent vehicle sales as rising or improved. However, some districts noted that sales were constant or down slightly from a year ago. In the Atlanta district auto sales were described as uneven, with strong demand for light trucks and SUVs contrasted with weakness in demand for cars. Chicago, Dallas and St. Louis suggested that automobile sales were soft or slow. A number of auto dealers indicated that inventories were higher than desired.

Tourism and Services

Tourism activity grew in several districts. Atlanta, Minneapolis, New York, Richmond and San Francisco described tourism activity as brisk, solid or at high levels. In the northern part of the Boston district tourism picked up at a moderate pace after a slow start earlier in the year. Meanwhile, Kansas City said that travel and tourism were mixed, and Chicago mentioned that leisure travel was generally flat. Boston, Kansas City, Minneapolis and Richmond indicated that tourism businesses were optimistic for the summer season.

Contacts in other service businesses also noted growth in activity. Chicago and Philadelphia mentioned that information technology firms noted increased demand. Trucking and shipping businesses in the Atlanta, Cleveland and Philadelphia districts reported an increase in activity. Meanwhile, transportation in the Dallas district was mixed, with demand for air travel up, railroads running at near capacity and trucking activity soft. Service providers in the San Francisco district saw further strengthening in demand. However, Richmond reported that customer demand for services, on balance, was flat.

Manufacturing

Manufacturing activity increased in all the districts. New orders and production were up over a year ago. Several districts reported slow growth in capital equipment orders. Nearly all districts noted increased activity across a broad range of industry sectors, especially primary materials. Kansas City reported higher capacity utilization for most manufacturers. Most steel mills were operating at or near capacity in the Chicago and Cleveland districts. Philadelphia indicated that steel and iron supplies were limited. Orders for high-technology products increased in the Dallas and San Francisco districts. Rising material costs were a common theme across the nation, with mixed reports on the ability to pass costs along to consumers by raising prices.

Real Estate and Construction

Commercial real estate markets remained soft. Most districts described conditions as remaining weak or activity as slow. The St. Louis bank said its commercial slump appears to have bottomed out. In contrast, the New York and San Francisco districts continued to see moderate growth in commercial real estate activity.

Residential markets were strong, with some concerns about the rising costs of building materials. Atlanta, Boston, Chicago, Kansas City, Minneapolis, New York and Richmond all suggested strong sales, but Richmond noted softening in the Carolinas offset by activity in other markets. Cleveland said sales were on par with the same period last year, and Dallas referred to scattered signs of improvement. Activity slowed in the St. Louis district. Several districts reported mid-priced homes accounted for most of the activity, with recent increased activity in the high-end market.

Agriculture

Overall, agricultural conditions were good across the nation. Prices for most agricultural commodities remained strong. Chicago reported higher prices for corn, soybeans, hogs and beef, and Minneapolis noted record milk prices. Atlanta reported firm prices for vegetables, and San Francisco reported strong demand for nuts. Due to record prices, several districts indicated that farmers plan to plant more acres of soybeans this year. Atlanta, Kansas City and Minneapolis reported dry conditions in parts of their districts, and Richmond indicated that cold weather problems were hampering plantings.

Natural Resource Industries

The energy and mining sectors remained strong. Most districts reported that high energy prices have fostered more exploration and production. Dallas saw growth in onshore drilling but noted continued

decline in offshore activity. Kansas City reported an increase in the energy sector from already high levels and noted the increase in drilling has led to shortages of equipment and labor. San Francisco reported high capacity utilization for oil and natural gas extraction as well as electricity generation, with scattered capacity increases. Minneapolis reported oil and natural gas exploration and production increased from early February levels and also noted accelerated progress on wind generation and some other energy projects. Meanwhile, firm prices and strong demand for minerals spurred production. Minneapolis noted iron ore mines continue to produce at capacity.

Labor Markets

Most districts indicated that hiring increased moderately. Chicago and San Francisco also noted that more firms plan to hire later in the year. In the Dallas district, jobs increased for production workers in high tech, apparel and lumber manufacturing. A New York employment agency, specializing in office jobs, reported that the labor market has continued to strengthen in March, with improvement described as moderate but broad-based. Meanwhile, reports of hiring remained mixed in Atlanta, but declines in some of the weaker sectors abated. Hiring increased for temporary workers in several districts.

Wages and Prices

District reports show that increases in wages and salaries were modest; however, significant increases in the cost of health benefits were noted. In the Boston district, wages for retail positions were mostly steady, although some retailers were implementing increases of 3 to 4 percent. Salaries were relatively flat in the New York district. Overall wage increases were modest in the Minneapolis district, while health benefits remained a key issue in contract disputes. Dallas and Kansas City reported that wage increases were modest, but several employers noted that high benefit costs continued to discourage them from hiring new employees. San Francisco reported that employers have responded to the rising cost of health benefits in part by shifting some of the burden to workers.

Consumer price increases were generally modest, while district reports noted significant price increases in energy and several manufacturing and construction inputs. Kansas City indicated that most retailers described selling prices as flat and expected little change in prices going forward. Chicago and New York indicated that discounted or slowly declining retail prices were beginning to level off. Meanwhile, retailers in the Dallas district said they were beginning to have some pricing authority. Significant price increases mentioned in energy-related products included natural gas, oil and gasoline. In addition, significant increases in manufacturing and construction input prices included steel and other metals, plastics, cement, gypsum wallboard and lumber. Districts in which companies passed input price increases to customers included Atlanta, Chicago, Cleveland, Dallas and Kansas City. Retailers and manufacturers in Richmond were attempting to pass through higher input costs. Meanwhile, San Francisco indicated that the overall impact of higher production costs on final prices was limited, and contacts in St. Louis were reluctant to pass price increases to customers.

Banking and Finance

Most Federal Reserve districts reported increased lending activity. Dallas, Kansas City, New York, Richmond and St. Louis all reported increases with Philadelphia and San Francisco reporting slow increases. Atlanta and Chicago reported flat overall demand, but Chicago noted stronger activity for small business and commercial real estate loans. Mortgage activity was up in Chicago, Cleveland,

Kansas City and Richmond, held steady in New York, was mixed in Philadelphia and has slowed in Atlanta. Chicago, Dallas, New York and Philadelphia reported growth in consumer lending, while Cleveland reported flat activity.

Deposits were mixed and credit quality improved. Deposits were up in Kansas City and St. Louis, flat in Cleveland and Dallas and down in New York. Both Cleveland and Kansas City noted increases in liquid accounts and declines in certificates of deposit. Credit quality improved in Chicago, Cleveland and New York and was stable in Atlanta and San Francisco.

Boston reported slowly growing demand for insurance in the first quarter, especially for life insurance, and noted that more demand came from overseas than domestically. New York and Philadelphia both noted strong first quarters for securities firms.

17. QUALIFICATIONS

BEAR is a national business valuation and financial consulting firm associated with over 500 CPA firms and other business valuation professionals, as well as with numerous business brokers and M&A intermediaries. BEAR has been active in valuation of closely held businesses nationwide since 1987. BEAR both performs valuations for business owners, and provides data and computer support to other valuation professionals. Services to valuation professionals include retrieval and analysis of public company, industry, and stock market information; and computer processing to assist in the preparation of valuation reports. BEAR maintains a large library of valuation related databases and references and has participated in roughly 6,000 valuation assignments in more than 400 industries.

In addition to valuations of common equity, BEAR has participated in valuations of stock options, preferred stock, corporate notes, and limited partnership interests, and has also prepared a number of fairness opinions for SEC reporting purposes. BEAR has a special interest in the valuation of technology and intellectual property, and has prepared hundreds of valuations of early-stage high-technology ventures. In addition, BEAR has performed nearly 400 valuations for SBA lenders in connection with sales and purchases of businesses nationwide.

Perhaps half of BEAR’s valuations are for estate or gift purposes, approximately 10% are for ESOPs, and the balance are primarily related to the purchase or sale of fractional interests or an entire business.  Many of the purchase valuations are directly for SBA lenders.

Hans P. Schroeder

Hans is a cofounder and President of BEAR. He has personally performed valuations of over five hundred businesses, and through BEAR, has provided analysis and consulting support for CPAs and other professionals in over 3,000 valuations. He has performed valuations in a wide range of businesses involved in construction, manufacturing, wholesale, retail, financial services, transportation, and other services.

He has considerable experience in valuing technology and intellectual property, and the operations of high-tech businesses, and has been involved in many valuations of Silicon Valley companies for mergers, acquisitions, estates and gifts, ESOPs, restructuring and bankruptcies. Particular high-tech industries include computer software, technical staffing, electronics distribution, and manufacturing of semiconductors, semiconductor equipment, modems, disk drives, terminals, input devices, circuit boards, and so on.

Issues in which he has consulted include: choices of appropriate valuation methods, determination of normal officer’s compensation, selection of capitalization and discount rates, preparation of financial projections, selection of guideline public companies, selection of minority and marketability discounts, and many others. He is qualified as an expert witness in Superior Court in California.

He has recently completed the eighteenth in a series of studies of discounts applied to Family Limited Partnership interests, which indicated that discounts may run as low as 20% to as high as 70-80% in some cases. A paper describing the first study and the results was published in Trusts and Estates in

February, 1996. As part of the study, he prepared a database of trading information concerning syndicated limited partnerships which was the basis for the paper, and which is now being used by numerous appraisal firms nationwide, and the IRS.

He has taught courses in business valuation, financial analysis, and computer spreadsheet applications for the U.C. Berkeley Extension and the California Society of CPAs and has led valuation seminars for numerous organizations, including the Internal Revenue Service. He has spoken on numerous occasions to sections of the American Society of Appraisers, local and state CPA groups, and local and national Business Brokerage groups.

Prior to forming BEAR, Hans was the founder and Chief Technical Officer of Financial Proformas, Inc. With FPI, he developed software for commercial credit analysis which was sold to banks worldwide, twice putting FPI into Inc Magazine’s list of 100 fastest growing US companies. Hans was responsible for software development, installation, training and support. FPI was eventually acquired by Moodys Data Services, a division of Dun & Bradstreet.

He has an SB from MIT and an SM in Quantitative Methods from the Sloan School of Industrial Management at MIT.

Publications:

•                  “‘Microcomputer Consulting: Spreadsheet Applications”, text, California Society of CPAs, 1987.

•                  “Too many CPAs are overpaying estate taxes”, Accounting Today, 5/22/95.

•                  “The Market Pricing of Syndicated LPs and the Valuation of FLPs”, by Steve Kam, Hans Schroeder, and Curt Smith, Trusts & Estates, Feb 1996.

•                  “Graphical Analysis of Market Data”, Business Valuation Review, 3/2003

•                  “In Support of Excess Earnings - or Not”, Business Valuation Review, to be published, 6/2004

Recent talks and speeches:

•                  “A Technical Overview of the Limited Partnership Studies”, International Conference of the
American Society of Appraisers, Houston, 6/97

•                  “Limited Partnership Discounts and Databases”, San Francisco Business Valuation Roundtable, San Francisco, 6/98

•                  “Approaches to Business Valuation”, Coldwell Banker Broker Education 9/99

•                  “Valuation of High Tech Companies”, Entrepreneur - Chinese American Business
Roundtable, Fremont, 1/2000

•                  “Approaches to Business Valuation”, California Association of Business Brokers, 9/2001

•                  “How to Value Your Start-up”, Silicon Valley Information Business Alliance , 8/2002

•                  “Graphical Analysis of Market Data”, San Francisco Business Valuation Roundtable, San Francisco, 6/2003

•                  “In Support of Excess Earnings - or Not”, San Francisco Business Valuation Roundtable,
Pacific Grove Conference, 5/2004

18. CLOSELY HELD COMPANY SALES TRANSACTIONS

Done Deals

In this analysis, we have drawn upon data describing actual sales of closely held businesses, as reported in the Done Deals database of business sale statistics, published by the M & A Network. The information in the database has been collected from business brokers over a period of several years. It reports certain basic financial data for each business sold, along with the sales price and the terms of sale.

For our purposes, the key factors in the data are:

•                  Sales Revenue

•                  Net Income after Tax

•                  Shareholder’s Equity

•                  Sales Price - the total amount paid for the business

From this information, we have then calculated several factors:

•                  Goodwill - this is the Sales Price minus Shareholder’s Equity

•                  Goodwill/Revenue - the relationship of Goodwill to Revenue

•                  Price/Revenue - total Sales Price divided by Revenue

•                  After Tax Net Income Cap Rate - Net Income after Tax divided by Price

•                  After Tax Net Income/Revenue

•                  Pre Tax Net Income Cap Rate - Net Income before Tax divided by Price

Pre Tax Net Income is based on an assumed tax rate

•                  Pre Tax Net Income/Revenue

These factors were then compiled for each business in the database which is potentially relevant to this analysis.

The following exhibit shows the transactions which were applied in the analysis of this business.

M & A Network - Done Deals
Software Publishers / Computer and Office Equipment / Communications Equipment
All $ in 000s

Seller’s Name		Deal Date	SIC	Type of Sale	Price	Share- holders’ Equity	Revenue	After Tax Net Income

	Avg				42,331	16,650	46,396	3,036
	Low				6,800	2,000	4,667	237
	Low Qtile				12,400	3,000	12,000	328
	Median				15,850	5,200	29,200	1,025
	High Qtile				47,663	12,400	66,375	4,650
	Max				153,500	86,000	134,400	9,600
1	Schleicher & Co., International AG (Germany)	Apr-2003	3579	Asset	12,800	5,600	45,600	356
2	(CA)	Oct-2000	3577	Stock	153,500	86,000	92,400	8,400
3	(RI)	Apr-2000	3577	Stock	88,650	19,000	57,700	9,600
4	(CA)	Aug-99	3577	Stock	13,500	3,200	12,200	1,300
5	LeFebure Division (IA) of De La Rue Cash Systems Inc. and De La Rue Systems Americas Corporation	Oct-98	3578	Asset	34,000	10,200	134,400	3,400
6	RJS, Incorporated	Mar-96	3577	Asset	11,200	2,400	12,800	750
7	Vercom Software, Inc. (TX)	Jun-99	7372	Stock	6,800	2,000	4,667	237
8	Arkansas Systems Inc. (AR)	Dec-98	7372	Stock	18,200	4,800	11,400	244

		30.0% = Tax Rate						Pre Tax
Seller’s Name		Estimated PreTax Inc.	Goodwill	SH Equity/ Revenue	Price/ Revenue	Goodwill/ Revenue	Price/ Equity	EBT Cap Rate	EBT/ Revenue	EBT/ Equity

	Avg	4,337	25,681	34.5%	1.1	0.8	3.5	9.0%	9.4%	33.7%
	Low	339	4,800	7.6%	0.3	0.2	1.8	1.9%	1.1%	7.3%
	Low Qtile	469	8,400	17.1%	0.7	0.6	3.1	4.7%	3.5%	12.7%
	Median	1,464	11,850	29.6%	1.3	0.8	3.6	8.7%	7.8%	30.8%
	High Qtile	6,643	34,725	42.3%	1.6	1.1	4.3	13.9%	13.5%	50.2%
	Max	13,714	69,650	93.1%	1.7	1.2	4.7	15.5%	23.8%	72.2%
1	Schleicher & Co., International AG (Germany)	509	7,200	12.3%	0.3	0.2	2.3	4.0%	1.1%	9.1%
2	(CA)	12,000	67,500	93.1%	1.7	0.7	1.8	7.8%	13.0%	14.0%
3	(RI)	13,714	69,650	32.9%	1.5	1.2	4.7	15.5%	23.8%	72.2%
4	(CA)	1,857	10,300	26.2%	1.1	0.8	4.2	13.8%	15.2%	58.0%
5	LeFebure Division (IA) of De La Rue Cash Systems Inc. and De La Rue Systems Americas Corporation)	4,857	23,800	7.6%	0.3	0.2	3.3	14.3%	3.6%	47.6%
6	RJS, Incorporated	1,071	8,800	18.8%	0.9	0.7	4.7	9.6%	8.4%	44.6%
7	Vercom Software, Inc. (TX)	339	4,800	42.9%	1.5	1.0	3.4	5.0%	7.3%	17.0%
8	Arkansas Systems Inc. (AR)	349	13,400	42.1%	1.6	1.2	3.8	1.9%	3.1%	7.53

M & A Network - Done Deals

Description of Business Activities

1	Schleicher & Co., International AG (Germany)	Manufacture and distribution of DATA SHREDDERS, HQ’d in Markdorf, Germany with subsidiaries in Austria, the Czech Republic, China, England, France, India and the USA
2	Splash Technology Holdings, Inc. (CA)	Sunnyvale, CA producer of COLOR SERVERS that transform printing engines into networked printers
3	Comtec Information Systems, Inc. (RI)	Design, marketing and manufacture of data processing, automatic identification, and printing systems, based in Warwick, RI
4	Connector Resources Unlimited, Inc. (CA)	Designs, develops, and markets COMPUTER PERIPHERAL PRODUCTS principally in North America
5	LeFebure Division (IA) of De La Rue Cash Systems Inc. and De La Rue Systems Americas Corporation	Manufacture, distribution and service of SECURITY EQUIPMENT for financial institutions, in Cedar Rapids, IA
6	RJS, Incorporated	Mfr. of HIGH-SPEED BAR CODE PRINTERS, verifying printing systems and bar code verifiers
7	Vercom Software, Inc. (TX)	Developer of the Primac software system products, the premier suite of supply chain management and enterprise-wide SOFTWARE PRODUCTS FOR THE PRINTING INDUSTRY
8	Arkansas Systems Inc. (AR)	Produces computer software for comprehensive ELECTRONIC PAYMENT AND TRANSACTION DELIVERY SYSTEMS, in Little Rock, AR

Pratt’s Stats

We have used data from the Pratt’s Stats database, which contains records of sales of businesses similar to the subject of this valuation.

For our purposes, the key factors in the data are:

•                  Sales Revenue

•                  Earnings before Tax (EBT)

•                  Earnings before Interest, Tax and Depreciation (EBITDA)

•                  Equity Sales Price

From this data, we have calculated the following ratios:

•                  MVIC - Market Value of Invested Capital = Equity Price + Debt

•                  Return on sales, EBITDA/Revenue

•                  Price/Sales

•                  EBT Capitalization Rate

•                  EBITDA Capitalization Rate (MVIC / EBITDA)

•                  Goodwill/SDCF (SDCF = EBITDA plus estimated normal owner’s comp)

•                  Goodwill/Revenue

•                  SDCF/Revenue

These factors were then compiled for each business in the database which is potentially relevant to this analysis.

The following exhibit shows the transactions which were applied in the analysis of this business.

PRATTS STATS
Software Publishers / Computer and Office Equipment / Communications Equipment / Ink and Toner
All $ in 000s

Row	Company Name	Transaction Dates	SIC	State	Net Sales	Noncash Charges	Operating Profit	Interest Expense	Net Income	Est Normal Comp
	Minimum				4,041	0	397	0	400	134
	Low Quartile				13,224	83	1,932	0	983	197
	Median				35,061	231	4,129	0	1,684	285
	High Quartile				91,413	6,500	9,622	10	5,911	423
	Maximum				288,510	8,924	41,444	1,770	33,569	716
1	Remedy(R) Division of Peregrine Systems, Inc.	Dec-2003	7372	0	288,510	8,924	41,444	0	33,569	716
2	Poly-Scientific Division	Sep-2003	3669	0	132,400	5,994	11,825	0	7,544	501
3	ADC Mersum Oy	Oct-2001	3669	0	77,751	8,017	8,887	1,770	1,102	397
4	Network Software Associates Inc.	Aug-97	7372	CA	39,280	0	2,891	0	2,031	298
5	Lucent Computer Telephony Group (a business unit of Octel)	Dec-98	3661	0	30,842	0	5,366	0	5,366	271
6	InCirt Technology of The Cerplex Group	May-96	3571	0	13,579	163	1,045	0	626	199
7	Connector Resources Unlimited, Inc.	Aug-99	3577	CA	12,158	111	2,228	42	1,337	191
8	Infotech Solutions Corporation	Oct-2002	7372	0	4,041	299	397	0	400	134

Row	EBT	EBITDA	SDCF	Total Assets	Liabilities Assumed	Estimated Debt	Indicated Net Worth	Selling Price	Invested Capital	Estimated Goodwill	Type Sale
Minimum	400	699	833	1,792	0	0	1,037	3,500	3,500	2,463
Low Qtile	1,066	2,046	2,240	7,030	0	0	2,887	11,450	11,799	8,563
Median	2,578	4,175	4,460	13,865	0	0	8,379	26,304	26,304	15,097
High Qtile	7,000	12,618	13,041	93,344	0	116	46,083	77,075	91,825	35,235
Maximum	48,186	57,110	57,826	337,619	1,656	19,667	243,029	355,000	355,000	111,971
1	48,186	57,110	57,826	337,619	0	0	243,029	355,000	355,000	111,971	Asset
2	11,901	17,895	18,396	109,632	0	0	83,920	158,000	158,000	74,080	Asset
3	1,072	10,859	11,256	87,915	0	19,667	33,471	50,100	69,767	16,629	Stock
4	2,984	2,984	3,282	19,096	0	0	10,152	23,716	23,716	13,564	Stock
5	5,366	5,366	5,637	8,634	1,656	0	6,605	28,892	28,892	22,287	Asset
6	1,047	1,210	1,409	7,773	0	0	2,046	5,300	5,300	3,254	Asset
7	2,172	2,325	2,517	4,799	0	466	3,167	13,500	13,966	10,333	Stock
8	400	699	833	1,792	0	0	1,037	3,500	3,500	2,463	Asset

Row	NI/ Rev	EBT/ Rev	EBITDA/ Rev	SDCF/ Rev	Equity Price/ Rev	Equity Price/ NI	Equity Price/ EBT	Equity Price/ Net Worth	Invested Capital/ EBITDA	Goodwill/ SDCF	Goodwill/ Revenue
												Capitalization Rates
												NI	EBT	EBITDA
Minimum	1.4%	1.4%	7.6%	8.4%	0.39	5.38	5.06	1.46	4.38	1.48	0.21	2.2%	2.1%	11.3%
Low Qtile	5.0%	7.7%	12.4%	13.0%	0.63	8.67	6.01	1.79	5.29	2.22	0.32	7.6%	10.5%	14.8%
Median	7.8%	9.4%	15.6%	16.4%	0.90	10.34	7.66	2.46	6.11	3.45	0.47	9.7%	13.1%	16.4%
High Qtile	11.2%	16.9%	17.8%	20.2%	1.13	13.99	9.87	3.60	6.81	4.05	0.64	11.5%	16.7%	18.9%
Maximum	17.4%	17.9%	19.8%	20.7%	1.23	45.46	46.74	4.37	8.83	4.13	0.85	18.6%	19.7%	22.8%
1	11.6%	16.7%	19.8%	20.0%	1.23	10.58	7.37	1.46	6.22	1.94	0.39	9.5%	13.6%	16.1%
2	5.7%	9.0%	13.5%	13.9%	1.19	20.94	13.28	1.88	8.83	4.03	0.56	4.8%	7.5%	11.3%
3	1.4%	1.4%	14.0%	14.5%	0.64	45.46	46.74	1.50	6.42	1.48	0.21	2.2%	2.1%	15.6%
4	5.2%	7.6%	7.6%	8.4%	0.60	11.68	7.95	2.34	7.95	4.13	0.35	8.6%	12.6%	12.6%
5	17.4%	17.4%	17.4%	18.3%	0.94	5.38	5.38	4.37	5.38	3.95	0.72	18.6%	18.6%	18.6%
6	4.6%	7.7%	8.9%	10.4%	0.39	8.47	5.06	2.59	4.38	2.31	0.24	11.8%	19.7%	22.8%
7	11.0%	17.9%	19.1%	20.7%	1.11	10.10	6.22	4.26	6.01	4.11	0.85	9.9%	16.1%	16.7%
8	9.9%	9.9%	17.3%	20.6%	0.87	8.74	8.74	3.37	5.00	2.96	0.61	11.4%	11.4%	20.0%

PRATTS STATS
Software Publishers / Computer and Office Equipment / Communications Equipment / Ink and Toner

Company Name		Description of Business
1	Remedy(R) Division of Peregrine Systems, Inc.	Develops, Markets and Supports Rapidly Deployable and Highly Adaptable Software Products and Solutions that Simplify Service-Intensive Business Processes.
2	Poly-Scientific Division	Manufactures Motion Control and Data Transmission Devices
3	ADC Mersum Oy	Manufactures Components for the Communications Industry in Finland
4	Network Software Associates Inc.	Software Developer
5	Lucent Computer Telephony Group (a business unit of Octel)	Manufactures Products that Connect Personal Computers and Local Area Networks with Telephone Networks
6	InCirt Technology of The Cerplex Group	Electronic Manufacturing and Assembly
7	Connector Resources Unlimited, Inc.	Design, Develop, and Market Computer Peripheral Products
8	Infotech Solutions Corporation	Develops a Transaction-Based Billing and Management Information Software System

Mergerstat

We have used data from the Mergerstat database, which contains records of sales of businesses similar to the subject of this valuation. The Mergerstat database reports sales of larger businesses, including sales of international companies.

For our purposes, the key factors in the data are:

•                  Sales Revenue

•                  Earnings before Tax

•                  Earnings before Interest, Tax and Depreciation (EBITDA)

•                  Net Worth

•                  Equity Sales Price

From this data, we have calculated the following ratios:

•                  MVIC - Market Value of Invested Capital = Equity Price + Debt

•                  Return on sales, EBITDA/Revenue

•                  Price/Sales

•                  EBT Capitalization Rate

•                  EBITDA Capitalization Rate (MVIC / EBITDA)

•                  Goodwill/SDCF (SDCF = EBITDA plus estimated normal owner’s comp)

•                  Goodwill/Revenue

•                  SDCF/Revenue

These factors were then compiled for each business in the database which is potentially relevant to this analysis.

The following exhibit shows the transactions which were applied in the analysis of this business.

MERGERSTAT TRANSACTIONS
Software Publishers / Computer and Office Equipment / Communications Equipment
All $ in 000s

Row	CompanyName	Transaction Dates	SIC	Exchange	Net Sales	Est Normal Comp	SDCF	EBITDA	Estimated EBT	Net Income
	Minimum				32,905	278	2,736	2,458	486	340
	Low Quartile				75,411	390	8,856	8,466	2,414	1,690
	Median				101,590	446	11,888	11,370	4,224	2,957
	High Quartile				232,573	636	14,733	14,132	6,589	4,612
	Maximum				597,920	1,011	81,941	80,930	6,871	4,810
1	BancTec Inc	Jul-99	3579	New York	597,920	1,011	81,941	80,930	6,871	4,810
2	Nisca Corp	Nov-2000	3577	Tokyo	322,906	755	16,420	15,665	6,764	4,735
3	QMS Inc	Jul-99	3577	New York	142,240	518	11,888	11,370	657	460
4	Labtec Inc	Mar-2001	7372	NASDAQ	101,590	446	13,046	12,600	4,171	2,920
5	Hello Direct Inc	Nov-2000	3661	NASDAQ	88,560	420	10,880	10,460	6,414	4,490
6	Datron System Inc	Sep-2001	3663	NASDAQ	62,262	361	6,832	6,471	4,224	2,957
7	Checkmate Electronics Inc	Jun-98	3577	NASDAQ	32,905	278	2,736	2,458	486	340

Row	Estimated Debt	Indicated Net Worth	Invested Capital	Selling Price	Estimated Goodwill	SDCF / Rev	EBITDA/ Rev	EBT/ Rev	NI/ Rev	Type Sale
Minimum	12,208	25,330	43,360	41,582	9,128	5.1%	4.9%	0.5%	0.3%
Low Qtile	15,208	30,940	62,140	55,015	14,861	8.3%	7.7%	1.3%	0.9%
Median	48,223	34,630	85,076	70,831	20,096	11.0%	10.4%	2.1%	1.5%
High Qtile	55,105	59,666	94,754	85,742	46,905	12.6%	12.1%	5.4%	3.8%
Maximum	377,486	139,010	516,496	360,246	221,236	13.7%	13.5%	7.2%	5.1%
1	377,486	139,010	516,496	360,246	221,236	13.7%	13.5%	1.1%	0.8%	Stock
2	16,480	68,596	85,076	84,644	16,047	5.1%	4.9%	2.1%	1.5%	Stock
3	54,289	25,330	79,619	66,929	41,599	8.4%	8.0%	0.5%	0.3%	Stock
4	48,223	50,735	98,958	70,831	20,096	12.8%	12.4%	4.1%	2.9%	Stock
5	55,920	34,630	90,550	86,840	52,210	12.3%	11.8%	7.2%	5.1%	Stock
6	12,208	32,454	44,662	41,582	9,128	11.0%	10.4%	6.8%	4.7%	Stock
7	13,935	29,425	43,360	43,100	13,675	8.3%	7.5%	1.5%	1.0%	Stock

MERGERSTAT TRANSACTIONS
Software Publishers / Computer and Office Equipment / Communications Equipment, continued

	Equity	Equity	Equity	Equity	Invested						Mergerstat
	Price/	Price/	Price/	Price/	Capital/	Goodwill/	Goodwill/	Capitalization Rates			Control
Row	Rev	NI	EBT	Net Worth	EBITDA	SDCF	Revenue	NI	EBT	EBITDA	Premium
Minimum	0.26	14.06	9.84	1.23	5.43	0.98	0.05	0.7%	1.0%	5.7%	-22.2%
Low Qtile	0.54	18.61	13.03	1.34	6.64	1.44	0.17	1.1%	1.5%	12.1%	2.2%
Median	0.67	24.26	16.98	1.46	7.00	2.70	0.29	4.1%	5.9%	14.3%	16.3%
High Qtile	0.84	100.83	70.58	2.55	8.26	4.15	0.39	5.4%	7.7%	15.1%	40.4%
Maximum	1.31	145.50	101.85	2.64	17.64	5.00	0.59	7.1%	10.2%	18.4%	47.4%
1	0.60	74.90	52.43	2.59	6.38	2.70	0.37	1.3%	1.9%	15.7%	42.3%
2	0.26	17.88	12.51	1.23	5.43	0.98	0.05	5.6%	8.0%	18.4%	-22.2%
3	0.47	145.50	101.85	2.64	7.00	3.50	0.29	0.7%	1.0%	14.3%	16.3%
4	0.70	24.26	16.98	1.40	7.85	1.54	0.20	4.1%	5.9%	12.7%	38.6%
5	0.98	19.34	13.54	2.51	8.66	4.80	0.59	5.2%	7.4%	11.6%	47.4%
6	0.67	14.06	9.84	1.28	6.90	1.34	0.15	7.1%	10.2%	14.5%	8.1%
7	1.31	126.76	88.74	1.46	17.64	5.00	0.42	0.8%	1.1%	5.7%	-3.6%

Company Name		Description of Business
1	BancTec Inc	Provides integrated transaction processing systems.
2	Nisca Corp	Manufactures parts and units for copiers, optical devices, and office equipment
3	QMS Inc	Makes controllers which consist of software implemented on printed circuit boards used for printing and imaging systems
4	Labtec Inc	Develops and markets high-technology, multimedia peripheral products
5	Hello Direct Inc	Develops and markets desktop telephony products and equipment interface solutions
6	Datron System Inc	Provider of products and services for satellite and radio communications markets
7	Checkmate Electronics Inc	Makes point-of-sale systems

19.  SUMMARY OF PUBLIC COMPANY DATA

TAX RATES

All of the following analysis is in terms of pre-tax rates of return.
The tax rates are used to convert Dun & Bradstreet data, when available, from after-tax to pre-tax.

Total	=	40.3% Total Income Taxes

SIC CODES:
3577, 3669, 7372 Computer Peripheral Equipment, Other Chem Products, incl Inks, Toners, Software Publishers 100.00%

INDUSTRY RATES	Sources:	PUBLIC	RMA
		Pretax
	Weights:	100.0%	0.0%
	Wtd Avgs
Return on Sales (EBT) = ROS	5.1%	5.06	1.10
Return on Net Worth (EBT) = RNW	9.0%	9.05	20.20
Depreciation / Sales = D/S	3.6%	3.57	3.30
Gross Margin	39.8%	39.79	48.70
Int Bearing Debt/Net Worth = IBD/NW = DE	0.14	0.14	1.80
Interest Coverage	11.67	11.67	4.60
Comparable owner’s compensation	0.9%	0.86	4.70
Sales/Working Capital = S/WC	3.08	3.08	5.10
Sales/Net Fixed Assets = S/NFA	9.57	9.57	8.30
Sales/Total Assets = S/TA	1.18	1.18	1.30
Quick Ratio	1.57	1.57	0.90
Current Ratio	2.74	2.74	1.40

MISCELLANEOUS RATES

				Source
Average Asset Life		3.0	years	1/(D/S x S/NFA)
Projected Inflation Rate = INF		3.0%		Various
Projected Industry Growth Rate	-1.4%	3.0%	4.9%	Public company growth
EBT Growth Rate		3.0%		Public company growth
Long Term Economic Growth Rate	2.0%	3.0%	4.0%	Various
Prime Rate		4.0%		Federal Reserve
Long Term Interest Rate		4.5%		10-yr US Treasury
Provision for Reinvestment		3.0%	of NW	Assumed = growth rate
Average Market Cap, public comps ($000s)		$304,168		Public comps
Control Premium		28.0%		Mergerstat 2002
Number of transactions		73		Mergerstat 2002
Median Goodwill/Sales = GW%		55.4%	of sales

INDUSTRY RATES OF RETURN

Weighted Averages of Public Company,
RMA and Dun & Bradstreet data

		PAT	EBT	EBDT	EBIT	EBDIT
Earnings/Sales	Median	3.0%	5.1%	8.5%	5.7%	9.1%
	Average	3.5%	5.8%	9.0%	6.5%	9.8%
Industry Range	Lo Qtile	2.0%	3.3%	6.6%	4.6%	7.1%
	Hi Qtile	3.7%	6.1%	9.6%	6.7%	10.9%
Cash Flow/Sales	Median	2.9%		5.0%		5.6%
	Average	5.6%		6.3%		3.3%
Industry Range	Lo Qtile	1.8%		3.1%		4.4%
	Hi Qtile	3.5%		6.0%		6.6%
Earnings/Net Worth (Cap Funds)	Median	5.6%	9.0%	12.5%	9.4%	12.8%
	Average	6.7%	11.2%	17.3%	10.8%	15.8%
Industry Range	Lo Qtile	2.7%	4.6%	11.4%	4.3%	10.0%
	Hi Qtile	10.0%	16.6%	24.9%	14.6%	21.0%

MARKET VALUE MULTIPLIERS

Market Values as of 4/30/04
Source: S&P Compustat

		MktVal/ PAT	MktVal/ EBT	MktVal/ EBDT	TotCap*/ EBIT	TotCap/ EBDIT
Price/Earnings	Median	36.87	22.12	11.56	21.51	11.55
	Average	41.77	25.06	13.12	23.59	13.77
Industry P/E Range	Lo Qtile	27.16	16.29	8.96	17.08	10.27
	Hi Qtile	48.93	29.36	16.75	27.52	16.42

		MktVal/ Sales	GW/ Sales	MktVal/ NetWorth	GW/ SDCF
Price Multiplier	Median	1.12	0.55	2.00	5.86
	Average	1.14	0.58	2.23	5.71
Industry Range	Lo Qtile	0.78	0.30	1.43	2.43
	Hi Qtile	1.52	0.98	2.51	9.37

* TotCap = Total Capitalization = Market Value + Interest Bearing Debt.

CAPITALIZATION RATES FOR TOTAL EARNINGS

PUBLIC COMPANIES
Market Values as of 4/30/04

		PAT	EBT	EBDT	EBIT	EBDIT
Cap Rate	Median	2.7%	4.5%	8.7%	4.7%	8.7%
	Average	3.0%	5.0%	8.7%	5.1%	8.2%
Industry Range	Lo Qtile	2.2%	3.6%	6.0%	3.8%	6.1%
	Hi Qtile	3.8%	6.3%	11.2%	6.1%	9.7%

CASH FLOW CAPITALIZATION RATE - PUBLIC COMPANIES
Market Values as of 4/30/04

Cash Flow Capitalization Rate	2.5%	4.3%	4.3%

SELECTED FINANCIAL RATIOS

	Lo Qtile	Median	High Qtile	Average
Gross Margin	28.4%	39.8%	43.6%	36.4%

SOLVENCY/LEVERAGE
Quick Ratio (X)	1.0	1.6	2.4	2.1
Current Ratio (X)	1.5	2.7	3.2	2.9
Total Liab/Net Worth	0.5	0.6	0.8	0.7
Int Bearing Debt/Net Worth	0.0	0.1	0.4	0.3
Int Bearing Debt/Mkt Cap	0.0	0.1	0.3	0.2
Interest Coverage	3.9	11.7	47.1	65.9

ASSET EFFICIENCY
Sales to Working Capital	2.3	3.1	4.8	3.7
Sales to Net Fixed Assets	6.0	9.6	18.2	20.0
Sales to Total Assets	0.9	1.2	1.3	1.2
Net Fixed Assets/Net Worth	0.1	0.3	0.4	0.3
Days Recvble (Sales)	45.3	52.6	60.7	55.7
Days Inventory (Sales)	36.8	43.9	55.5	51.0
Days Payables (Sales)	20.6	34.7	40.1	33.9
Net Worth/Sales	0.45	0.55	0.68	0.56

GROWTH RATES
Sales 4 Year CAGR (%)	-11.5%	1.7%	7.7%	0.8%

DISCOUNT RATES

	Lo Qtile	Median	High Qtile	Average
PAT Rate	-10.2%	5.4%	12.5%	3.8%
EBT Rate	-9.3%	7.9%	15.7%	5.8%
EBDT Rate	-2.1%	10.6%	18.6%	9.5%
EBIT Rate	-8.9%	7.8%	15.6%	5.9%
EBDIT Rate	-3.0%	10.6%	17.8%	9.0%
Cash Flow Rate (EBDT)	-9.8%	7.7%	15.3%	5.5%
Cash Flow Rate (EBDIT)	-9.3%	7.7%	15.3%	5.6%
Cash Flow after Tax	-10.7%	5.2%	12.1%	3.5%
Seller’s DiscCash Rate	-2.4%	11.1%	18.1%	9.6%
DebtFree Earn’s Rate	-10.0%	5.4%	12.4%	3.9%
DebtFree CashFlow Rate	-10.4%	5.2%	12.1%	3.6%

PUBLIC COMPANIES USED IN THIS ANALYSIS:

Market Values as of 4/30/04

Source: S&P Compustat

Company Name	Ticker Symbol	Primary SIC Code	Shrhldrs’ Equity ($’000)	Net Sales ($’000)	Income bef Tax ($’000)	Market Value ($’000)

AMX CORP	AMXC	3669	23,595	82,900	4,845	120,074
CHECKPOINT SYSTEMS INC	CKP	3669	327,561	723,262	50,242	604,232
COLOR IMAGING INC	3CIMG	2890	11,220	21,058	503	8,912
CREATIVE TECHNOLOGY LTD	CREAF	3577	490,563	721,444	36,512	823,350
FARGO ELECTRONICS INC	FRGO	3577	44,240	65,491	10,552	120,432
NETGEAR INC	NTGR	3577	134,939	299,302	15,136	328,321
PRINTRONIX INC	PTNX	3577	73,707	128,294	1,855	79,937
RADISYS CORP	RSYS	3577	160,990	202,795	7,374	348,083

AMX Corp. is a designer, developer, marketer and distributor of sophisticated systems that control a variety of otherwise incompatible electronic devices and integrated systems. The company simplifies the automation and integration of audio/video, environmental and communications technologies through the combination of a processing platform and intuitive user interfaces. Its systems provide centralized control for thousands of different electronic devices including video components, audio components, teleconferencing devices, lighting equipment, educational media, environmental control systems and security systems. The company’s control systems incorporate Internet standards and protocols, enabling end users to communicate with their control systems, as well as send and receive commands, content or information from a remote location using any Internet connection, including wireless (WiFi). Applications in the commercial market for the company’s integrated control systems include: control of presentation equipment and audience environment in corporate board rooms, business training centers and distance learning classrooms; automation controls for presentation audio, video and digital signage in hotels, meeting and convention facilities; security camera control, video distribution, and public address systems for stadiums and theme parks; multimedia and teleconferencing support for government and educational facilities; and decision support centers for industrial applications. In the residential market, the company’s products enable individuals to create an integrated home automation system that can control audio, video and home theater systems, lighting, motorized drapes, heating and air conditioning units, closed circuit cameras, security systems and other home electronic equipment. In the U.S., the company relies on approximately 700 specialized third-party dealers of electronic and audio-visual equipment to sell, install, support and service its products. In addition to maintaining an office in the U.K., it relies on an international network of 18 exclusive distributors in 69 countries and over 1,200 dealers to serve its worldwide markets. During FY 03 (Mar.), FY 02 and FY 01, the company realized approximately 33%, 29%, and 30%, respectively, of total revenues from foreign sales.

Color Imaging, Inc. develops, manufactures and markets products used in electronic printing. It formulates and manufactures black text and specialty toners, including color and magnetic character recognition toners for numerous laser printers, facsimile machines, and analog and digital photocopiers. Color Imaging’s toners permit the printing of a range of user-selected colors and also the full process color printing of cyan, yellow, magenta and black. Magnetic character recognition toners enable the printing of magnetic characters that are required for the high-speed processing of checks and other financial documents. Color Imaging also supplies other consumable products used in electronic printing and photocopying, including toner cartridges, cartridge components, photoreceptors and imaging drums.

Creative Technology Ltd. provides products for personal computers and lifestyle digital entertainment products. Company products are used in solutions for PC entertainment, education, music, Internet applications and services and productivity tools markets. The company’s principal product offerings include Sound Blaster sound cards, including the Sound Blaster Audigy2 and Sound Blaster Audigy line of audio cards, and the Sound Blaster Wireless Music. The Sound Blaster Audigy 2 ZS Platinum Pro is the most advanced audio card offered by the company. PC speaker products sold under the Creative and Cambridge SoundWorks brands include the Creative GigaWorks S750, Creative Inspire T7700, Creative I-Trigue L3500/L3450 and the portable Creative TravelSound MP3. Lifestyle digital entertainment devices include the Creative NOMAD Zen (first introduced in July 2003); the 30GB NOMAD Jukebox Zen NX stores up to 8000 songs and offers a host of features, including powerful music management tools and superb audio. Company offerings also include the Creative NOMAD

MuVo series of portable digital audio players and the Video Blaster WebCam and the Creative PC-CAM/DC-CAM series of portable digital cameras. Creative’s graphics accelerator cards include the 3Dlabs Wildcat series of graphics accelerators. Communications products consist of modems, Internet telephony and broadband Internet access solutions, such as DSL modems and bridging/routing devices. The company also offers electronic musical instruments, data storage and other PC peripheral and software products. The company manufactures products in commercial volumes at relatively low-cost at its facilities in Singapore, Malaysia and China, using modern surface mount technology assembly lines. To minimize component costs, Creative relies extensively on in-house research and development and strict control of the manufacturing process. In order to balance manufacturing capacity requirements, the company also utilizes, and expects to continue to do so, a number of subcontractors. These subcontractors assemble speakers and provide low-level board assembly functions during periods of peak demand. In addition, Creative markets its products in more than 50 countries in the Americas, Europe and Asia through a network of subsidiaries, related and third-party distributors, and certain key retailers. In January 2003, the company announced that it intends to move to a single primary stock exchange listing on the Singapore Exchange. Consequently, Creative intends to delist its Ordinary shares from the Nasdaq National Market.

Fargo Electronics, Inc. (FRGO) develops, manufactures and supplies desktop systems that personalize plastic identification cards by printing images and text onto the cards, laminating them and electronically encoding them with information. The company also sells the consumable supplies, such as ink ribbons, overlaminates and blank cards that are used with its systems. FRGO applies its engineering expertise and knowledge of printing and data encoding to incorporate state-of-the-art technologies into its card personalization systems. The ability to customize cards using advanced technologies, coupled with the convenience of desktop systems, has created a market focused on the on-site production of high quality, tamper-resistant, personalized identification cards that can be created quickly and economically. The company’s customers use its systems to create personalized cards for a variety of applications in various industries, such as corporate security and access; student identification and access; driver’s licenses, government and military identification; transportation; recreation and gaming; retail loyalty and discount cards; and membership cards and passes. As of Dec. 31, 2002, management estimates that approximately 70,000 card personalization systems have been sold in the U.S. and in over 80 countries worldwide. Two primary digital card printing technologies used to print personalized cards exist: direct-to-card printing and high definition printing technology. The company manufactures systems that use each of these technologies. The company provides desktop card personalization solutions that enable cost-effective, high speed production of personalized cards on demand. The company’s systems incorporate innovative technologies that encode data and create high quality images on a variety of plastic cards for visual and electronic identification and access control. Systems integrate multiple functions in a single unit, creating complete card solutions in a single-step process. For example, a single Fargo system can use thermal dye sublimation and resin thermal transfer to print multi-colored photographs or logos and singled-colored text or bar codes in the same process and on both sides of a card. In addition, the company provides training and technical support to resellers and systems integrators to assist them in marketing and servicing its systems. The company’s on-site training workshops, instructional videos and live telephone support assist resellers in helping end users make the purchasing decision that best suits their particular needs.

NETGEAR, Inc. designs, develops and markets technologically advanced, branded networking products that address the specific needs of small business (fewer than 250 employees) and home users. The company supplies networking products that meet the ease-of-use, quality, reliability, performance and affordability requirements of these users. NETGEAR’s suite of approximately 100 products enables users to share Internet access, peripherals, files, digital multimedia content and applications among multiple personal computers and other Internet-enabled devices. NETGEAR has shipped over 22 million units since its inception in 1996. The company’s networking products are classified into the following three categories: Ethernet networking products, including switches (multiple port devices used to network personal computers and peripherals); network interface cards, or adapters, and bridges (devices that connect personal computers and other equipment to a network); and peripheral servers such as print servers (devices that manage printing on a network). Broadband products, including routers (intelligent devices used to connect two networks together, such as a local area network and the Internet), gateways (a router with an integrated modem for Internet access), and products that include an integrated wireless access point such as a wireless gateway. Wireless networking products, including access points (devices that provide a wireless link between the wired network and wireless devices), wireless network interface cards, or adapters, and bridges (devices that wirelessly connect personal computers and other equipment to a network). In 2003, 58% of net revenue was derived from sales in the U.S. and 42% was derived from international sales. NETGEAR’s global sales channel network includes traditional retailers with over 3,700 retail locations in North America, including Best Buy, CompUSA and Staples, and over 3,300 international retail locations such as PC World in the U.K. and MediaMarkt in Germany, as well as online retailers such as Amazon.com and Buy.com. In addition, the company sells its products both domestically and internationally through direct market resellers such as CDW and and PC Connection domestically and Misco Global and Insight Direct both domestically and internationally. In 203, sales to the company’s largest distributors, Ingram Micro, Inc. and Tech Data Corporation, and their affiliates, accounted for approximately 59% of net revenues.

Printronix, Inc. (Printronix) develops, designs, manufactures and markets medium and high speed printing solutions and the related supplies and services. Printronix’s products are used in industrial settings such as manufacturing plants and distribution centers, in addition to the front office and the information technology department. The company has a global presence with manufacturing and configuration sites located, as of March 2003, in the United States, Singapore, Holland and Mexico. In addition, Printronix had 19 sales and support locations around the world as of that date. The printers function on a range of computer systems and enterprise software and are compatible with various label generation and label management software. All of the printers have extensive industrial graphics capabilities allowing them to support most popular industrial graphics languages while producing every type of printed computer output, including labels, bar codes, multi-part forms and reports. The company’s core technologies include line matrix and thermal print engines, subsystem controllers and software, bar code verification and network printer management. Line matrix, thermal and laser printers developed from these technologies are unified by a common control architecture called Printronix System Architecture (PSA). This architecture permits all three printing technologies to be application compatible by supporting common industrial graphics languages, host communication protocols, and global network management. Printronix also offers advanced network printer management solutions with its solution PrintNet Enterprise, which is a combination of hardware and software components. PrintNet Enterprise is a global printing, troubleshooting and management system that allows remote management control of the company’s printers from a networked desktop. In addition, the company’s On-Line Data Validation feature provides a differentiated solution in thermal printing for compliance labeling by monitoring bar code labels as they print to ensure scanability. Sales to the company’s largest customer, IBM, represented 23.8% of net sales for FY 03 (Mar.), compared with 27.4% in FY 02. Sales to its second largest customer represented 9.0% of net sales for

FY 03, compared with 8.6% in FY 02. Sales to its top 10 customers represented 50.9% and 53.9% of net sales for FY 03 and FY 02, respectively.

RadiSys Corp. provides embedded systems for compute, data processing, and network-intensive applications to original equipment manufacturers (OEMs) within the service provider systems, commercial systems, and enterprise systems markets. The service provider systems market includes embedded communication systems that are used in voice, video and data systems within public network systems. Products include 2, 2.5 and 3G wireless infrastructure, wireline infrastructure, packet-based switches and unified messaging products. The commercial systems market includes the following sub-markets: medical equipment, transaction terminals, test and measurement equipment, semiconductor capital equipment and automated industrial equipment. Products include 4D ultrasound systems, blood analyzers, CT scanners, ATM terminals, point of sale terminals, high-end test equipment and electronics assembly equipment. The enterprise systems market includes embedded compute, processing and networking systems used in private enterprise IT infrastructure. Products include blade-based servers, unified messaging systems, IP-enabled PBX systems, storage systems and local area network interface input/output (I/O) cards. The company designs and delivers a broad range of products at different levels of integration including complete turnkey systems for the service provider, commercial and enterprise markets; embedded subsystems and functional platforms including AdvancedTCA, CompactPCI, PICMG 2.16 packet switching backplane, and customer-specific platforms; compute, I/O, interworking and packet processing blades; mezzanines and modules utilizing general purpose, network, and digital signal processors; and software, middleware, and microcode, including embedded operating systems, BIOS, SAF-HPI, IPMI, and various protocol stacks including signaling, management and data plan protocols. The company has specific technical expertise in the following areas: system architecture and design; software development; embedded operating systems; microprocessors (with particular expertise in Intel architecture); network processors (with particular expertise in Intel architecture); ASIC Design; and signaling protocols and implementation. Some customers include many system makers in a variety of end markets including Agilent Technologies, Applied Materials, Inc., Avaya, Inc., Beckman Coulter Inc., Comverse Network Systems, LTD., Diebold, Inc., Hewlett Packard Inc., International Business Machines Corp. (IBM), International Gaming Technology, Lucent Technologies, Inc., and Nokia Corp.

20. ANALYSIS OF COMBINED MARKET DATA

Market data from a single source frequently represents just a fraction of the market data which is available from other sources. Ideally, all of the available data from all sources could be combined into a coherent, unified analysis that takes all of the available data into consideration.

Part of the difficulty of combining data from several sources is a result of the rather different types of data that each source provides. The four main market data sources which we draw upon may be characterized as follows:

Bizcomps	Generally smaller companies, primary data elements reported are market price of goodwill plus plant and equipment, sales, and sellers discretionary cash flow, also called SDCF.

Done Deals	Larger transactions in the range of $1-100 million, but reports sales, net income after tax, net worth, total sales price.

Pratts Stats	Wide range of transactions, reports sales, various levels of income, sales price, and many other factors, but not net worth.

Computstat	Public companies, wide range of company sizes, complete financial statement reporting, market pricing of common stocks at month end.

Mergerstat	Public company acquisitions, mostly larger transactions

In order to combine the data from these various sources, we have made various assumptions and estimated unreported data using industry ratios. For example, for Bizcomps, we estimate the normal net worth required to support the reported level of sales.

Public company data has been adjusted from a freely marketable, minority interest basis to a nonmarketable, controlling interest basis, so that it can be combined with data from the private transactions.

Similarly, we convert Done Deals after tax income to pretax income by applying an estimated normal tax rate. However, since depreciation and interest are not reported by Done Deals, it is more difficult to estimate EBITDA for that source. Because of the number of assumptions required, we do not include Done Deals data in analyses that call for EBITDA multipliers, cap rates, or earnings ratios.

The following analysis combines the available data to test six different measures of value against several different hypothesized drivers of market value. The market value drivers used are:

Revenue	a basic measure of the size of the company
EBT Return on Sales	a measure of profitability after interest and depreciation
EBITDA Return on Sales	a measure of operating profitability

The measures of value used are:

Price/Revenue	Price/Net Worth
EBT Capitalization Rate	Goodwill/Revenue
EBITDA Capitalization Rate	Goodwill/SDCF

One objective of the exercise is to understand such relationships as, within this industry, how the Price/Revenue multiplier is affected by the size of the company, and by its profitability. Similarly, we want to know how the earnings capitalization rates are affected by size and profitability. After examining a wide variety of industries, we have learned that these relationships vary considerably from industry to industry.

The approach we have used to investigate each relationship is to plot the available data on a graph, and run a linear regression between each measure of value and its assumed driver of value. As may be seen in the following graphs, some pairs of these variables are much more closely correlated than other pairs. We infer that a strong correlation indicates that the selected driver is in fact a significant driver of value in the marketplace, and accordingly should receive more consideration in analyzing the value of the subject company.

In this case, we have data from the following sources:

x Compustat	Public
x Done Deals	Private
- Bizcomps	Private	No appropriate companies available
x Pratts Stats	Private
x Mergerstat	Public

The following graphs show the data and the various relationships analyzed. In each graph, the regression line shows the apparent “best fit” straight line through the data, and the lines above and below the regression line show the high and low quartiles above and below the regression line. The vertical line intersecting the regression line and standard error lines show where the subject company would fall in the range of the data.

Following each set of graphs is a table summarizing the ranges depicted in the charts for the Company’s specific market value drivers. Within each table, the range of results between the quartile lines is compared to the total range of the data, to compute a rough estimate of how tightly the data fits the regression line. For a variety of reasons, the more commonly used R2 measure of “goodness of fit” is not useful here. With this approach, those regressions with very low correlations have less role in the final result for each measure of value. Conversely, those regressions which show the best fit have a greater effect on the selected multiplier or cap rate.

The result of this analysis is a multiplier or cap rate for each measure of value that takes into consideration both:

•              the revenue size of the company, and

•              its profitability

These results are carried forward in this report to the capitalization rates and multipliers section. The primary remaining factor to be considered is the overall riskiness of the business. This is treated in the report section that analyzes risk and financial condition. See:

Section
8. RISK ASSESSMENT, COMPARATIVE ANALYSIS
9. CAPITALIZATION RATES AND MULTIPLIERS

Price/Revenue Multipliers

Price/Revenue vs Revenue
R2 = 0.00
Company = 1.01
Software Publishers, Communications, Computer and Office Equipment
Price/Revenue
Thousands
Revenue
Price/Revenue vs ebt/Revenue
R2 = 0.19
Company = 1.01
Software Publishers, Communications, Computer and Office Equipment
Price/Revenue
Return on Sales (ebt/Revenue)
Price/Revenue vs ebitda Return on Sales
R2 = 0.10
Company = 0.89
Software Publishers, Communications, Computer and Office Equipment
Price/Revenue
Return on Sales (ebitda/Revenue)
Public
Pratt
DoneDeals
Bizcomps
Mergerstat
Regression
TROY
Lo Qtile
Hi Qtile

				Multiplier/Cap Rate
Rank	Measure of Value	Weight	StdErr	Lo	Mid	Hi
6	Price/Revenue vs Revenue	3.03	0.51502	0.50	1.01	1.53
3	Price/Revenue vs Ebt/Revenue	3.36	0.46470	0.55	1.01	1.48
4	Price/Revenue vs Ebitda/Revenue	3.28	0.47683	0.41	0.89	1.37
	Combined Price/Revenue Multiplier			0.49	0.97	1.46
	Multiplier corrected for profitability				0.67

EBITDA Cap Rates

				Multiplier/Cap Rate
Rank	Measure of Value	Weight	StdErr	Lo	Mid	Hi
12	ebitdaCapRate versus Revenue	2.83	0.05319	7.6%	12.9%	18.2%
7	ebitdaCapRate versus ebitda/Revenue	3.00	0.05003	6.1%	11.1%	16.1%
	Combined EBITDA Cap Rate			6.8%	12.0%	17.1%

Goodwill/Revenue Multipliers

				Multiplier/Cap Rate
Rank	Measure of Value	Weight	StdErr	Lo	Mid	Hi
5	GW/Revenue vs Revenue	3.04	0.40330	0.19	0.59	0.99
2	GW/Revenue versus ebitda/Revenue	3.37	0.36402	0.04	0.41	0.77
	Combined GW/Revenue Multiplier			0.11	0.49	0.88
	Multiplier corrected for profitability				0.26

Goodwill/SDCF Multipliers

				Multiplier/Cap Rate
Rank	Measure of Value	Weight	StdErr	Lo	Mid	Hi
11	GW/SDCF versus Revenue	2.90	3.93973	0.13	4.07	8.01
10	GW/SDCF versus SDCF/Revenue	2.90	3.93932	0.47	4.41	8.35
	Combined GW/SDCF Multiplier			0.30	4.24	8.18
	Multiplier corrected for profitability				1.78

Earnings vs Revenue

	StdErr	Lo	Mid	Hi
EBT/Revenue	0.060141	2.1%	8.1%	14.1%
ebitda/Revenue	0.045572	7.1%	11.7%	16.3%
SDCF/Revenue	0.047474	7.9%	12.6%	17.4%